(iii)
1







                             SECOND
                      AMENDED AND RESTATED
                        CREDIT AGREEMENT


                           - Among -


                  GIBRALTAR STEEL CORPORATION

                               and

            GIBRALTAR STEEL CORPORATION OF NEW YORK



                            - And -


                   THE CHASE MANHATTAN BANK
                    as Administrative Agent


                            - And -


                 THE BANKS LISTED ON SCHEDULE 1







DATED:  As of August 16, 1999

                       TABLE OF CONTENTS

                                                             Page

ARTICLE I.    Definitions                                       1
              1.1   Definitions                                 1

ARTICLE II.   The Credit                                        9
              2.1   Revolving Credit                            9
              2.2   Letters of Credit                          11
              2.3   [Intentionally Omitted]                    13
              2.4   Interest                                   13
              2.5   Prepayment                                 15
              2.6   Use of Proceeds and Letters of
                    Credit                                     16
              2.7   Special Provisions Governing LIBOR
                      Loans - Increased Costs                  16
              2.8   Required Termination and Repayment
                    of LIBOR Loans                             17
              2.9   Taxes                                      18
              2.10  Unused Line Fee                            18
              2.11  Reduction                                  19
              2.12  Administrative Agent's Fee                 19
              2.13  Payments                                   19
              2.14  Sharing of Payments                        19

ARTICLE III.  Conditions to the Extension of Credit            21
              3.1   Conditions to Extension of Credit          21
                    3.1.a. Corporate Action                    21
                    3.1.b. Corporate Documents                 21
                    3.1.c. Revolving Note                      21
                    3.1.d. Guaranty                            21
                    3.1.e. Security Agreements                 21
                    3.1.f. Uniform Commercial Code
                           Searches                            22
                    3.1.g. Subsidiary Action                   22
                    3.1.h. Opinion                             22
                    3.1.i. Certificates                        22
                    3.1.j. Other Matters                       22
              3.2   Conditions to Subsequent Extensions
                      of Credit                                23

ARTICLE IV.   Representations and Warranties                   23
              4.1   Good Standing and Authority                23
              4.2   Valid and Binding Obligation               23
              4.3   Good Title                                 24
              4.4   No Pending Litigation                      24
              4.5   No Consent or Filing                       24
              4.6   No Violations                              24
              4.7   Financial Statements                       25
              4.8   Tax Returns                                25
              4.9   Federal Regulations                        25
              4.10  ERISA Matters                              26

              4.11  Subsidiaries                               26
              4.12  Compliance                                 26
              4.13  Fiscal Year                                27
              4.14  Default                                    27
              4.15  Indebtedness for Borrowed Money            27
              4.16  Securities                                 27
              4.17  Inventory Locations                        27
              4.18  Environmental Matters                      27

ARTICLE V.    Affirmative Covenants                            28
              5.1   Payments                                   28
              5.2   Future Financial Statements                28
              5.3   Books and Records                          29
              5.4   Corporate Standing                         29
              5.5   Discharge of Obligations                   30
              5.6   Insurance                                  30
              5.7   Examinations                               30
              5.8   Litigation                                 31
              5.9   Judgments                                  31
              5.10  Fair Labor Standards Act                   31
              5.11  Notice                                     31
              5.12  Environmental Compliance                   31

ARTICLE VI.   Negative Covenants                               32
              6.1   Business Operations                        32
              6.2   Borrowed Money                             32
              6.3   Guaranties                                 33
              6.4   Liens                                      33
              6.5   Accumulated Funding Deficiency             33
              6.6   Compliance with Law                        33
              6.7   Expansions, Mergers, Acquisitions
                    and
                      Joint Ventures                           33
              6.8   Loans and Advances                         34
              6.9   Subsidiaries                               34
              6.10  Dividends                                  34
              6.11  Voting Stock                               34
              6.12  Sale of Assets                             34
              6.13  Lease Rentals                              35
              6.14  Intentionally Omitted                      35
              6.15  Interest Coverage Ratio                    35
              6.16  Net Worth                                  35
              6.17  Funded Debt/EBITDA.                        35
              6.18  Current Ratio                              35

ARTICLE VII.  Default                                          36
              7.1   Events of Default                          36
              7.2   Effects of an Event of Default             39

ARTICLE VIII. Relationship of Chase and the
              Administrative
                Agent and the Banks                            40
              8.1   Appointment and Authorization              40

              8.2   No Other Duties                            40
              8.3   Copies and Notice of Event of
                    Default or Default                         41
              8.4   Certain Rights of Chase and the
                      Administrative Agent                     41
              8.5   Waiver of Liability of
                    Administrative Agent                       42
              8.6   Non-Reliance on Administrative
                    Agent and Other Banks                      43
              8.7   Indemnification                            44
              8.8   Administrative Agent in Its
                      Individual Capacity                      45
              8.9   Successor Administrative Agent             45
              8.10  Benefit of Article VIII                    45

ARTICLE IX.   Indemnification - Costs and Expenses             46
              9.1   Indemnification                            46
              9.2   Expenses                                   46

ARTICLE X.    Miscellaneous                                    47
              10.1  Amendments and Waivers                     47
              10.2  Delays and Omissions                       47
              10.3  Participations and Assignments             47
              10.4  Successors and Assigns                     48
              10.5  Notices                                    48
              10.6  Governing Law                              49
              10.7  Counterparts                               49
              10.8  Titles                                     49
              10.9  Inconsistent Provisions                    49
              10.10 JURY TRIAL WAIVER                          49
              10.11 CONSENT TO JURISDICTION                    49

EXHIBIT A - Compliance Certificate - Financial Covenants
EXHIBIT B - Compliance Certificate - General
EXHIBIT C - Revolving Note

Schedule 1          List of Banks
Schedule 2          Employee Benefit Plans
Schedule 3.1.d      Subsidiaries Required to Execute Guaranties
Schedule 4.11       Subsidiaries
Schedule 4.15/6.2   Permitted Borrowing
Schedule 4.18       Environmental Matters
Schedule 6.4        Permitted Encumbrances
Schedule 6.8        Permitted Loans and Investments

          AGREEMENT, dated as of August 16, 1999 among GIBRALTAR STEEL CORPORATION, a Delaware corporation
("Company"); GIBRALTAR STEEL CORPORATION OF NEW YORK, a
New York corporation ("Borrower"); the financial institutions listed on Schedule 1 hereto as amended from time to time (collectively, "Banks", and individually, "Bank"); and THE CHASE MANHATTAN BANK, as
Administrative Agent for the Banks.

                           WITNESSETH

                   ARTICLE I.    Definitions

          1.1 Definitions. As used in this Agreement, unless otherwise specified, the following terms shall have the following respective meanings:

          "Administrative Agent" - The Chase Manhattan
Bank in its capacity as administrative agent or such other bank as shall have subsequently been appointed as successor to Administrative Agent pursuant to Section
8.9.

          "Administrative Agent's Office" - The office of the Administrative Agent at 2300 Main Place Tower,
Buffalo, New York 14202, or such other office of the Administrative Agent as it shall specify by a notice in writing to the Borrower, the Company and the Banks.

          "Advance", or collectively, "Advances" -
"Advance", or collectively "Advances", as defined in
Section 2.1(a) of this Agreement.

          "Affiliate" - Any (a) Person who now or
hereafter has Control of or is now or hereafter under common Control with, the Company or any Subsidiary or over whom or over which the Company or any Subsidiary now or hereafter has Control, (b) any Person who is now or hereafter related by blood, by adoption or by marriage to any such Person or now or hereafter resides in the same home as any Person referred to in clause (a) of this sentence, (c) any Person who is now or hereafter an officer of the Company or of any Subsidiary or (d) any Person who is now or hereafter related by blood, by adoption or by marriage to any Person referred to in clause (c) of this sentence or now or hereafter resides in the same home as any such Person or over whom or over which any such Person now or hereafter has Control.

          "Bank" and "Banks" - "Bank" and "Banks" as defined in the preamble of this Agreement.

          "Base Rate" - The higher of (i) the Federal
Funds Rate, plus 1/2 of 1%, or (ii) the Prime Rate.

          "Base Rate Loan" - That portion of Advances from time to time unpaid evidenced by the Revolving
Note and bearing interest at the Base Rate as specified in Section 2.4.
          "Borrower" - "Borrower" as defined in the preamble of this Agreement.

          "Business Day" - (a) For all purposes other than as covered by clause (b) below, any day excluding
Saturday, Sunday and any day on which national banks in New York City are authorized by law or other governmental action to close and (b) with respect to all notices and determinations in connection with LIBOR, any date which is a Business Day described in clause (a) and which is also a day for trading by and between banks in U.S. dollar deposits in the London interbank market.

          "Capital Expenditure" - The dollar amount of gross expenditures (including obligations under capital leases) made for fixed assets, real property, plant and equipment, and all renewals, improvements and replacements thereto (but not repairs thereof) incurred for any period.

          "Cash Flow" - For any period, the sum of (i)
Earnings Before Interest and Taxes, plus (ii) depreciation and amortization expenses and all other non-cash charges which were deducted in determining
Earnings Before Interest and Taxes.

          "Chase" - The Chase Manhattan Bank.

          "Code" - The Internal Revenue Code of 1986, as amended from time to time.

          "Collateral Documents" - Collectively, the
Guaranties and the Security Agreements.

          "Commitment" - "Commitment" as defined in
Section 2.1(a) of this Agreement.

          "Commonly Controlled Entity" - An entity, whether or not incorporated, which is under common control with the Company within the meaning of
Section 414(b) or (c) of the Code.

          "Company" - "Company" as defined in the
preamble of this Agreement.

          "Compliance Certificate - Financial
Covenants" - A certificate from the President or an appropriate financial officer of the Borrower and the Company or from the independent certified public accountants for the Borrower and the Company, as the case may be, in the form of Exhibit A setting forth the computations, ratios and calculations evidencing compliance with Article VI of this Agreement.

          "Compliance Certificate - General" - A
certificate from the President or an appropriate financial officer of the Borrower and the Company in the form of Exhibit B annexed hereto certifying that
(i) the Borrower, the Company and its Subsidiaries have complied with and are in compliance with all the terms, covenants and conditions of this Agreement which are binding upon them; (ii) there exists no Default nor Event of Default as defined in this Agreement, or if this is not the case, that one or more specified
Defaults or Events of Default have occurred, together with a description of the action taken or to be taken by the Borrower and/or the Company to cure the same;
and (iii) the representations and warranties contained in this Agreement are true with the same effect as though made on the date of the certificate.

          "Consolidated" or "Company on a Consolidated basis" - The consolidation of the accounts of the Company and its Subsidiaries in accordance with GAAP, including principles of consolidation, consistent with those applied in the preparation of the Consolidated audited financial statements.

          "Control" - (i) The power to vote 5% or more of the outstanding shares of any class of stock of a Person which is a corporation, (ii) the beneficial ownership of 5% or more of the outstanding shares of any class of stock of a Person which is a corporation or (iii) the power to direct or cause the direction of the management and policies of a Person which is not a corporation, whether by ownership of any stock or other ownership interest, by agreement or otherwise, in each case by or on behalf of a single Person or group of Persons acting as a group for the purposes of filing
Form 13-D with the Securities and Exchange Commission.

          "Conversion Date" - The first day of a LIBOR
Period with respect to any LIBOR Loan.

          "Credit" - All extensions of credit set forth in Article II of this Agreement, whether in the form of Advances, Swingloans or Letters of Credit.

          "Credit Pricing Agreement" - The Amended
Credit Pricing Agreement dated as of March 31, 1998, among the Company, the Borrower, the Banks and the Administrative Agent setting forth the pricing with respect to the Revolving Credit, as such agreement may be amended, replaced or restated from time to time.

          "Current Assets" - All assets treated as current assets in accordance with GAAP, excluding, however, from the determination of current assets:
prepaid expenses, assets located outside the United
States and loans to Subsidiaries and Affiliates.

          "Current Liabilities" - Those liabilities classified as current in accordance with GAAP with adequate provisions for all accrued liabilities, including, without limitation, all federal and state taxes, except those taxes classified as deferred in accordance with GAAP.

          "Default" - Any event or occurrence which with the giving of notice or passage of time or both constitutes an Event of Default.

          "Earnings before Interest and Taxes" - For any period, the income of an entity for such period prior to the deduction of any provisions for income taxes, reserves (including reserves for deferred income taxes) and interest payable on Indebtedness, determined in accordance with GAAP.

          "Environment" - Any water or water vapor; any land including land surface or subsurface, air, fish, wildlife, biota and all other natural resources.

          "Environmental Laws" - All federal, state and local environmental, land use, zoning, health, chemical use, safety and sanitation laws, statutes, ordinances and codes relating to the protection of the Environment and/or governing the use, storage, treatment, generation, transportation, processing, handling, production or disposal of Hazardous Substances and the rules, regulations, policies, guidelines, interpretations, decisions, orders and directives of federal, state and local governmental agencies and authorities with respect thereto.

          "Environmental Permits" - All permits,
licenses, approvals, authorizations, consents or registrations required by any applicable Environmental
Law in connection with ownership, lease, purchase, transfer, closure, use and/or operation of any property for the storage, treatment, generation, transportation, processing, handling, production or disposal of Hazardous Substances or the sale, transfer or conveyance of any such property.

          "ERISA" - The Employee Retirement Income
Security Act of 1974, as amended from time to time.

          "Event of Default" - An "Event of Default" as defined in Section 7.1 of this Agreement.

          "Expansion" - The formation by the Company, the Borrower or any Subsidiary of an entity which is a Subsidiary or an Affiliate.

          "Federal Funds Rate" - For any period, a fluctuating interest rate per annum equal for each day during such period to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published for the preceding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business
Day, the average of the quotations for such date on such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it.

          "GAAP" - As of the date of any determination, generally accepted accounting principles as promulgated by the Financial Accounting Standards Board and/or the American Institute of Certified Public Accountants, consistently applied and maintained throughout the relevant periods and from period to period.

          "Guarantor Subsidiary(ies)" - "Guarantor
Subsidiary(ies) as defined in Section 3.1.d of this Agreement.

          "Guaranty(ies)" - The guaranty executed and delivered by the Company and each Subsidiary, other than the Borrower, and described in Section 3.1.d or
Section 6.9 of this Agreement.

          "Hazardous Substance" - Without limitation, any flammable explosives, radon, radioactive materials, asbestos, urea formaldehyde foam insulation, polychlorinated biphenyls, petroleum and petroleum based products, methane, hazardous materials, hazardous wastes, hazardous or toxic substances or related materials as defined in the Comprehensive Environmental
Response, Compensation and Liability Act of 1980, as amended, (42 U.S.C. Section 9601, et seq.), the Hazardous Materials Transportation Act, as amended (49
U.S.C. Sections 1801, et seq.), the Resource
Conservation and Recovery Act, as amended (42 U.S.C.
Sections 6901, et seq.), the Toxic Substances Control
Act, as amended, (15 U.S.C. Sections 2601, et seq.),
Articles 15 and 27 of the New York State Environmental
Conservation Law or any other applicable Environmental
Law and in the regulations promulgated thereunder.

          "Indebtedness" - At a particular date,
without duplication, (a) all indebtedness of a Person for borrowed money or for the deferred purchase price of property, whether short term or long term, (b) the face amount of all letters of credit issued for the account of such Person and, without duplication, all drafts drawn thereunder and not repaid by such Person, and (c) lease obligations of such Person which, in accordance with GAAP, should be capitalized; provided, in no event shall Indebtedness include any guaranties or other contingent obligations.

          "Letter of Credit" - An irrevocable
commercial or standby letter of credit issued by Chase on behalf of the Banks pursuant to this Agreement upon application by the Borrower.

          "LIBOR" - The rate per annum (rounded upward, if necessary, to the next highest 1/100 of 1%) equal to
(a) the rate quoted at approximately 11:00 a.m. (London time) by the principal London branch of the Administrative Agent on a LIBOR Interest Determination
Date for the offering to leading banks in the London interbank market of U.S. Dollar deposits in immediately available funds for the applicable LIBOR Period, and in an amount equal to the applicable LIBOR Loan; plus (b) the LIBOR Increment.

          "LIBOR (Reserve Adjusted)" - Relative to any
Advance to be made, continued or maintained as, or converted into, a LIBOR Loan for any LIBOR Period, a rate per annum (rounded upward, if necessary, to the next highest 1/100 of 1%) determined pursuant to the following formula:

     LIBOR     =                LIBOR
(Reserve Adjusted)  1.00 - LIBOR Reserve Percentage

          "LIBOR Increment" - The percentage calculated in accordance with Section 2.4(b) of this Agreement which is utilized in determining LIBOR.

          "LIBOR Interest Determination Date" - means a
Business Day which is two (2) Business Days prior to the commencement of each LIBOR Period during which the LIBOR (Reserve Adjusted) rate will be applicable.

          "LIBOR Lending Office" - The office of each
Bank designated as such below its name on Schedule 1 hereto or such other office of such Bank (as designated from time to time by notice from such Bank to the Borrower), whether or not outside the United States, which shall be making or maintaining LIBOR Loans of such Bank hereunder.

          "LIBOR Loan" - That portion of Advances from time to time unpaid and bearing interest at LIBOR
(Reserve Adjusted) as specified in Section 2.4.

          "LIBOR Period" - means the 30, 60, 90 or 180 day period selected by the Borrower pursuant to Section
2.4 of the Credit Agreement on which the LIBOR (Reserve
Adjusted) rate is to be quoted.

          "LIBOR Reserve Percentage" - For any Bank for any LIBOR Period, the percentage (expressed as a decimal) applicable at the time LIBOR for such LIBOR
Period is determined, under regulations issued from time to time by the Board of Governors of the Federal
Reserve System (or any successor) for determining the maximum reserve requirement (including any emergency, supplemental or other marginal reserve requirement) for such Bank in respect of assets or liabilities consisting of and including "Eurocurrency Liabilities," as defined in Regulation D of such Board, having a term approximately equal or comparable to such LIBOR Period.

          "Lien" - Any mortgage, deed of trust, pledge, hypothecation, assignment, security interest, lien, charge or encumbrance, or preference, priority or other security agreement or preferential arrangement in respect of any asset of any kind or nature whatsoever
(including, without limitation, any conditional sale or other title retention agreement, any financing lease having substantially the same economic effect as any of the foregoing, and the filing of, or agreement to give, any financing statement under the Uniform Commercial
Code or comparable law of any jurisdiction).

          "Majority Banks" - The Banks representing sixty-six percent (66%) of the Commitments from time to time in effect.

          "Multiemployer Plan" - A Plan which is a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

          "Net Worth" - At a particular date, all
amounts which would be included under shareholders' equity on a balance sheet of an entity, determined in accordance with GAAP.

          "Note" - Any Revolving Note.

          "Permitted Encumbrances" - as listed on
Schedule 6.4 of this Agreement.

          "Percentage" - The percentage set forth
opposite the name of each Bank on Schedule 1 hereof.

          "Person" - Any individual, corporation,
partnership, joint venture, trust, unincorporated association, government or political subdivision or other entity, body, organization or group.

          "Plan" - Any employee benefits plan which is covered by Title IV of ERISA and in respect of which the Company, the Borrower or a Commonly Controlled
Entity is an "employer" as defined in Section 3(5) of ERISA.

          "Prime Rate" - The prime commercial lending rate of interest publicly announced by the Administrative Agent from time to time at its head office. The Prime Rate may or may not be the most favorable rate charged by the Administrative Agent to its customers from time to time.

          "Rate Option" - The choice of applicable interest rates and LIBOR Periods offered to the Borrower pursuant to Section 2.4 of this Agreement.

          "Release" - The same meaning as given to that term in the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended
(42 U.S.C. Section 9601, et seq.), and the regulations promulgated thereunder.

          "Reportable Event" - Any event with regard to a Plan described in Section 4043(b) of ERISA or in regulations issued thereunder.

          "Revolving Credit" - The "Revolving Credit" as defined in Section 2.1(a) of this Agreement.

          "Revolving Note" - Collectively, the
promissory notes of Borrower in the form of Exhibit C evidencing Borrower's promise to repay Advances under the Revolving Credit, and any renewals, replacements or extensions thereof.

          "Security Agreements" - Security Agreements as defined in Section 3.1(e) of this Agreement.

          "Security Interests" - Security Interest as defined in Section 3.1(e) of this Agreement.

          "Subordinated Debt" - Indebtedness of the
Company or any Subsidiary which is subordinated in form and content satisfactory to the Administrative Agent with the agreement of the Majority Banks to any and all Indebtedness owing to any of the Banks whether arising out of this Agreement or otherwise.

          "Subsidiary" - Any corporation of which at least 50% of the voting stock is owned by the Company directly or indirectly through one or more
Subsidiaries.

          "Swingloan", or collectively, "Swingloans" -
"Swingloan", or collectively, "Swingloans", as defined in Section 2.1 (c) of this Agreement.

          "Termination Date" - The maturity date of the Credit, which shall be April 1, 2003 and may be shortened in accordance with Section 2.11 or 7.2 hereof.

         "Total Liabilities" - At a particular date, the sum, without duplication, of (a) all amounts which would be included as liabilities on a balance sheet of an entity at such date, determined in accordance with GAAP and (b) any Indebtedness of such entity.

          1.2  Accounting Terms.  All accounting terms
not otherwise defined herein have the meanings assigned to them in accordance with GAAP consistent with those applied in the preparation of the audited Consolidated financial statements of the Company and its Subsidiaries referred to in this Agreement.

Capitalized words not otherwise defined in this Agreement shall have the meanings set forth in the New
York Uniform Commercial Code as in effect on the date of this Agreement.

                    ARTICLE II.   The Credit

          2.1  Revolving Credit.

               (a)  Advances.  Subject to the terms and
conditions of this Agreement and relying upon the representations and warranties set forth in this Agreement, and provided that there has been no material adverse change in the financial condition of the Borrower or the Company, each Bank, severally and for itself alone, agrees that it will, from time to time during the period commencing on the date the conditions specified in Section 3.1 are satisfied through the Business Day preceding the Termination Date, make one or more Advances ("Advance" or collectively "Advances") to the Borrower equal to its Percentage of the aggregate amount of Advances requested by Borrower from all Banks up to the dollar amount set forth opposite the name of each Bank on Schedule 1 hereto (which amount, with respect to each Bank, shall be called its "Commitment"); provided, however, no Bank shall be required or permitted to make any Advance or participate in any Letter of Credit if, after giving effect thereto, the aggregate outstanding principal amount of all Advances and the aggregate face amount of Letters of Credit issued ("Revolving Credit") would exceed Two Hundred sixty Million Dollars
($260,000,000.00) at any one time outstanding. Subject to Section 2.5 hereof, the Advances may be repaid and reborrowed in accordance with the provisions hereof;
provided, however, no further Advances shall be made on or after the Termination Date, at which time the Revolving Credit must be paid in full.

               (b)  Method for Borrowing Advances.  If
and when the Borrower wishes the Banks to make Advances available, the Borrower shall notify the Administrative
Agent not later than 10:00 a.m. (New York time) on the Business Day on which the Advances are to be funded.
The Borrower shall specify (i) the aggregate amount of the Advances to be made on a designated date, which shall be at least $100,000.00 and (ii) the proposed date on which the Advances are to be funded, which shall be a Business Day. Upon receipt of such notice from the Borrower, the Administrative Agent shall promptly notify each of the Banks thereof. Each Bank shall make an amount equal to such Bank's
Percentage of the requested Advance available to the Administrative Agent for the account of the Borrower at the Administrative Agent's Office not later than 1:00 p.m. (New York time) on the designated date of the Advance, in immediately available funds. As early as practically possible, but not later than 3:00 p.m. (New
York time) on the date on which the Advance is to be made and upon fulfillment of the conditions set forth in Article III of this Agreement, the Administrative
Agent will make the proceeds of such Advance available to the Borrower.

               Neither the Administrative Agent nor any Bank shall incur any liability to the Borrower in acting upon any notice referred to above or subsection 2.1(c) by telephone which the Administrative
Agent or such Bank believes in good faith to have been given by a duly authorized officer or other person authorized to borrow on behalf of the Borrower or for otherwise acting in good faith.

               (c)  Swingloans.  Subject to the terms
and conditions of this Agreement, relying upon the representations and warranties set forth in this Agreement, and so long as the aggregate outstanding principal amount of all Advances and the aggregate face amount of Letters of Credit issued are Two Hundred
Sixty Million Dollars ($260,000,000.00) or less, Chase agrees to make to the Borrower one or more Swingloans
("Swingloan" or collectively "Swingloans") as requested by the Borrower during the period commencing on the date the conditions specified in Section 3.1 are satisfied through the Business Day preceding the Termination Date in an amount which will not exceed
Five Million Dollars ($5,000,000.00) at any one time outstanding. At such time and for as long as the aggregate outstanding principal amount of all Advances and the aggregate face amount of Letters of Credit issued are more than Two Hundred Sixty Million Dollars
($260,000,000.00), the Borrower will not request, and Chase will not make a Swingloan. The Banks other than Chase will not participate in nor be obligated to advance Swingloans. The obligation of Chase to make
Swingloans shall automatically terminate on the date of any reduction in the Commitments in accordance with
Section 2.11 or the cancellation of the Commitments pursuant to Section 7.2

               If and when the Borrower wishes Chase to make a Swingloan, the Borrower shall notify Chase not later than 10:00 a.m. (New York time) on the Business
Day on which the Swingloan is to be made of the amount of the Swingloan desired, which shall be at least
$50,000.00, Chase shall determine and advise the Borrower promptly of the per annum fixed rate option applicable to the Swingloan, which rate shall be the fluctuating interest rate per annum for each day on overnight Federal funds transactions with members of the Federal Reserve System, plus 150 basis points
("Fixed Rate").  The Borrower shall immediately notify
Chase if the Swingloan is to bear interest at the Fixed
Rate or the Prime Rate, which notice shall be irrevocable. Each Swingloan, together with the interest accrued thereon, shall be prepaid by the Borrower prior to the close of business on the Business
Day immediately following the Business Day on which such Swingloan is made.

               (d)  The Revolving Note.  The Advances
made by each Bank shall be evidenced by a note of the Borrower to each Bank with blanks appropriately completed in the form of Exhibit C annexed hereto and made a part hereof ("Revolving Note"). Each Swingloan made by Chase shall be evidenced by a separate note payable to the order of Chase.

          Each Note shall be inscribed by the Bank as holder of the Note on the reverse side thereof or any continuation thereof with the outstanding principal balance of the Advance by such Bank, and, in the case of Chase, with the outstanding principal balance of the Swingloan, and any such inscription shall constitute prima facie evidence of the accuracy of the information so recorded; provided, however, the failure of any Bank to make any such inscription shall not affect the Company's obligations under the Note of such Bank or this Agreement.

          2.2  Letters of Credit.

               (a)  Letters of Credit.  Subject to the
terms and conditions of this Agreement and relying upon the representations and warranties set forth in this Agreement, Chase upon application of the Borrower, shall from time to time during the period commencing on the date the conditions specified in Section 3.1 are satisfied through the date which is two (2) Business
Days preceding the Termination Date issue Letters of Credit on behalf of the Banks for the account of the Borrower, the Company or any Subsidiary in an aggregate face amount of Letters of Credit outstanding at any one time not to exceed $5,000,000.00 and each of which shall have an expiration date which may extend after the Termination Date but shall not exceed one year from date of issuance; provided, however, at the request of the Borrower or the Company, as applicable, Chase may extend the maturity date of any Letter of Credit for additional periods not exceeding one year each; and provided further, Chase will not issue any Letter of Credit if, after giving effect thereto, (i) the aggregate outstanding principal amount of all Advances and the aggregate face amount of Letters of Credit outstanding would exceed $260,000,000.00, as such amount may be reduced by an amount designated by the Borrower pursuant to Section 2.11 hereof, or (ii) the Percentage of any Bank of its Commitment would be exceeded upon its purchase of an undivided interest in such Letter of Credit as provided in Section 2.2(d) hereof. Each Bank's Commitment shall be used by its Percentage of the outstanding face amount of each Letter of Credit upon the issuance thereof.

                    Each Letter of Credit shall
(i) provide for the payment of drafts in United States dollars, be presented for honor thereunder by the beneficiary in accordance with the terms thereof, at sight when accompanied by the documents described therein, and (ii) otherwise be in form and substance satisfactory to Chase as the issuer of the Letter of Credit. Upon the issuance of any Letter of Credit, Chase shall deliver the original of such Letter of Credit to the beneficiary thereof at the direction of the Borrower and advise each Bank of the issuance. Any
Bank which believes a Letter of Credit has been issued in violation of this Section 2.2(a) shall promptly, after discovery of the relevant facts, notify Chase in writing.

               (b)  Application by the Borrower for
Issuance of the Letters of Credit. The Borrower shall request Chase in writing to issue the Letters of Credit by delivering to Chase on or before the date hereof, in the case of Letters of Credit to be issued on the date hereof, or two Business Days prior to the proposed date of issuance, in the case of all other Letters of Credit to be issued hereunder, a Letter of Credit application in form and content satisfactory to Chase specifying the account party and completed to the satisfaction of Chase and such other certificates, documents and other papers and information as Chase may reasonably request.
Prior to the issuance of a Letter of Credit, Chase shall advise each Bank of the receipt of an application.

               (c)  Letter of Credit Fees.  The
Borrower agrees to pay the Administrative Agent for the accounts of the Banks upon the application by the Borrower for and the issuance by Chase of any Letter of Credit, a fee, which fee shall be determined by Chase at the time of issuance of a Letter of Credit.

               (d)  Participation in Letters of Credit.
  Chase hereby sells to each Bank, and each Bank hereby purchases from Chase, without recourse to Chase (except as to payments to be made by the Administrative Agent to such Bank under Section 2.2(c)), an undivided interest in each Letter of Credit and in each letter of credit fee payable pursuant to Section 2.2(c), in each case equal to such Bank's Percentage thereof.

                    Upon any drawing under a Letter of
Credit drawn in strict compliance with the requirements of the Letter of Credit as determined by Chase in its sole discretion, for the payment of which the Borrower has not otherwise made funds available, the Administrative Agent shall notify each of the Banks of the date of payment of the drawing and the dollar amount of each Bank's Percentage interest therein.
Such payment by Chase under any Letter of Credit shall constitute Advances by the Banks subject to the terms and conditions of this Agreement pertaining thereto other than Section 3.2.

                    The obligation of each Bank to
remit the amount of its Advance to the Administrative
Agent pursuant to a drawing under a Letter of Credit in accordance with this Section shall be unconditional and irrevocable under any and all circumstances (unless the payment of such drawing was the result of Chase's gross negligence or willful misconduct or such Letter of Credit was issued in violation of Section 2.2(a) hereof) and may not be terminated, suspended or delayed for any reason notwithstanding any other provision of this Agreement, including the occurrence and continuance of a Default or Event of Default.

               (e)  Obligation to Reimburse.  Chase
will promptly notify by telephone the Borrower of any draft drawn pursuant to a Letter of Credit and presented for payment and of the date Chase intends to pay such draft; if that is the case. With respect to any draft paid pursuant to a Letter of Credit, the Borrower hereby agrees to pay to the Administrative
Agent the amount of such payment on the date of payment by depositing with the Administrative Agent prior to 10:00 a.m. (New York time) immediately available funds in the amount of such draft. The failure to so deposit shall be deemed a request for Advances in an aggregate amount equal to the amount paid.

               (f)  Unconditional Obligations.  In
order to induce Chase to issue the Letters of Credit and the Banks to participate therein, the Borrower agrees that neither Chase nor any Bank shall be responsible or liable for, and the Borrower's unconditional obligation to reimburse the
Administrative Agent for the accounts of the Banks for amounts paid on account of drawings honored under Letters of Credit shall not be affected by (i) the validity, sufficiency or genuineness of any document or instrument presented to Chase in connection with a Letter of Credit, even if such document or instrument should in fact prove to be in any or all respects invalid, insufficient, fraudulent or forged, or
(ii) any action taken or omitted by Chase without gross negligence or willful misconduct in connection with making or not making payment under the Letter of Credit.

          2.3  [Intentionally Omitted]

          2.4  Interest.

               (a)  The Credit.  The Advances under the
Revolving Credit (other than the Swingloans) shall bear interest on the unpaid principal amount from time to time unpaid until maturity (whether by acceleration or otherwise) at a per annum rate of interest equal to the Base Rate ("Base Rate Loan"). The rate of interest on the Base Rate Loans evidenced by the Revolving Note shall change simultaneously with each change in the Prime Rate and shall change each Business Day with any change in the Federal Funds Rate.

               Subject to Section 2.7 hereof, the
Borrower may elect to convert any portion of a Base
Rate Loan to a LIBOR Loan or to continue any LIBOR Loan as a new LIBOR Loan by giving irrevocable notice of such election to the Administrative Agent by 10:00 a.m.
(New York time) at least three (3) Business Days prior to the requested Conversion Date and, in the case of the continuation of any LIBOR Loan, such conversion or continuation shall take place on the last day of the applicable LIBOR Period with respect to the LIBOR Loan being so continued. The Administrative Agent shall promptly give each of the Banks notice of the Borrower's election. Each such request to convert or continue shall include the Rate Option, the requested
Conversion Date (which shall be a Business Day), the
LIBOR Period selected with respect to any LIBOR Loan, and the amount to be converted or continued (which shall be in a principal amount of not less than $500,000.00 and an integral multiple of $100,000.00 in the case of conversion to or continuation as a LIBOR
Loan. If no Default nor Event of Default has occurred and is continuing at such time, such conversion or continuation shall be made on the requested Conversion
Date, subject to the foregoing limitations in connection with the conversion or continuation of LIBOR
Loans.

               The Administrative Agent shall not incur any liability to the Borrower in acting upon telephonic notice referred to above which the Administrative Agent believes to have been given by a duly authorized officer or other person authorized to and on behalf of the Borrower or for otherwise acting under this Section
2.4(a).

               (b)  LIBOR Increment.  The LIBOR
Increment, which is the percentage utilized in determining LIBOR, shall be determined in accordance with the Credit Pricing Agreement.

               (c)  Computation of Interest.  Interest
shall be computed on the basis of a 360-day year for the actual number of days elapsed, which will result in a higher effective annual rate. Interest shall be payable on the first day of each March, June, September and December commencing December 1, 1997 and, in the case of a LIBOR Loan, interest shall also be payable on the last day of each applicable LIBOR Period, if earlier, and on any Conversion Date.

               (d)  Default Rate.  After maturity,
whether by acceleration or otherwise, Borrower shall pay interest at a per annum rate equal to two percent
(2%) plus the Prime Rate. In no event shall the rate of interest exceed the maximum rate permitted by applicable law. If Borrower pays interest in excess of the amount permitted by applicable law, such excess shall be applied in reduction of the principal of Advances made pursuant to this Agreement.

               (e)  Late Charge. Upon failure to make
any payment of interest or principal hereunder when due, Borrower promises to pay a late charge computed as follows:

                    (1)  Late charges may be assessed
each day on the amount overdue based upon the Prime
Rate from day to day. The formulas for the daily late charge assessment will be as follows:

                         (i)  For overdue interest:

(Amount overdue) x 110% x (the Prime Rate + 2%)
                    365



                         (ii) For overdue principal:

(Amount overdue) x 10% x (the Prime Rate + 2%)
                    365

                    (2)  If the sum of the late charges
computed as in (1) is less than Ten Dollars ($10.00), a minimum late charge of Ten Dollars ($10.00) per late payment may be assessed.

               The assessment and/or collection of late charges shall in no way impair the right to pursue any other remedies hereunder.

          2.5  Prepayment.

               (a)  Base Rate Loans.  The Borrower
shall have the right to prepay at any time without premium all or any portion of the Advances consisting of Base Rate Loans, together with interest on the principal so prepaid to the date of such prepayment.
Any partial prepayment of principal shall be in the amount of $100,000.00 or an integral multiple thereof.

               (b)  LIBOR Loans.  The Borrower shall
have the right to prepay without premium all or any portion of the Advances consisting of LIBOR Loans on the expiration day of the applicable LIBOR Period. If any LIBOR Loan is prepaid at any other time, the Borrower shall, upon not less than ten (10) days prior written notice, pay to the Administrative Agent an amount equal to (i) the interest which would have otherwise been payable on the amount prepaid during the remaining term of the LIBOR Period, less (ii) interest on the amount prepaid for such term computed at an interest rate equal to the yield-to-maturity which could be obtained on United States Treasury obligations, purchased in the market at the time of prepayment, having a remaining term and coupon rate comparable to the remaining term of the LIBOR Period, and comparable to the applicable interest rate, as determined by the Administrative Agent in good faith, and certified to the Borrower, such certificate to be conclusive, absent manifest error. Any partial prepayment of principal shall be in the amount of $100,000.00 or an integral multiple thereof.

(c)  Mandatory Prepayment From Subordinated Debt.
Notwithstanding anything to the contrary contained in this Agreement, if the Borrower incurs any Subordinated
Debt, the Borrower shall immediately use the proceeds thereof to prepay outstanding Advances. Such proceeds shall be used first to prepay Base Rate Loans until all Base Rate Loans are paid in full and then to prepay
LIBOR Loans. If any LIBOR Loans are so prepaid, the Borrower shall pay to the Administrative Agent the additional amounts set forth in subsection (b) above.
Upon any prepayment required pursuant to this subsection (c), the Borrower shall have the option to reduce the Commitment pursuant to Section 2.11 of this Agreement.

          2.6  Use of Proceeds and Letters of Credit.
The Borrower covenants to the Banks that it will use the proceeds advanced under this Agreement subsequent to the initial Advance for general working capital, for loans to and investments in its Subsidiaries and Affiliates to the extent permitted under Section 6.8 hereof and for the financing of Capital Expenditures and Expansions, mergers, consolidations, acquisitions of stock or assets of, or investments in a joint venture of partnership with, any third Person permitted by Section 6.7 hereof or otherwise consented to by the Administrative Agent with the agreement of the Majority
Banks.

          2.7  Special Provisions Governing LIBOR Loans
               - Increased Costs.

               (a)  In the event that on any LIBOR
Interest Determination Date, any Bank shall notify the Administrative Agent that it shall have determined
(which determination shall be final, conclusive and binding) that:

                    (1)  by reason of conditions in the
London interbank market or of conditions affecting the position of any Bank in such market occurring after the date hereof, adequate fair means do not exist for establishing LIBOR, or

                    (2)  by reason of (i) any
applicable law or governmental rule, regulation, guideline or order (or any written interpretation thereof and including any new law or governmental rule, regulation, guideline or order but excluding any of the foregoing relating to taxes referred to in Section 2.9 of this Agreement) or (ii) other circumstances affecting any Bank or the London interbank market or the position of any Bank in such market (such as, but not limited to, official reserve requirements), LIBOR does not represent the effective pricing to any Bank for U.S. dollar deposits of comparable amounts for the relevant period due to such increased costs then, the Administrative Agent shall give a notice by telephone, confirmed in writing, to the Borrower of such determination.

               (b)  Thereafter, the Borrower shall pay
to the Administrative Agent upon written request therefor, such additional amounts as the Administrative
Agent in its sole discretion, shall reasonably determine to be required to compensate the Bank for such increased costs. A certificate as to such additional amounts submitted to the Borrower by the Administrative Agent shall, absent manifest error, be final, conclusive and binding upon all parties hereto.

               (c)  In lieu of paying such additional
amounts as required by this Section 2.7, the Borrower may exercise the following options:

                    (1)  If such determination relates
only to a conversion to a LIBOR Loan then being requested by the Borrower pursuant to the terms hereof, the Borrower may, on such LIBOR Interest Determination
Date by giving notice by telephone to the Administrative Agent, withdraw such request.

                    (2)  The Borrower may, by giving
notice by telephone to the Administrative Agent require the Administrative Agent to convert the LIBOR Loan then being requested to a Base Rate Loan, or to convert its outstanding LIBOR Loan that is so affected into a Base
Rate Loan at the end of the then current LIBOR Period.

          2.8  Required Termination and Repayment of
LIBOR Loans.

               (a)  In the event any Bank shall notify
the Administrative Agent that it shall have reasonably determined, at any time (which determination shall be final, conclusive and binding but shall be made only after consultation with the Borrower and the Administrative Agent), that the making or continuation of any or all of LIBOR Loans by such Bank:

                    (1)  has become unlawful by
               compliance by such Bank in good faith
               with any applicable law, governmental
               rule, regulation, guideline or order, or

                    (2)  would cause such Bank severe
               hardship as a result of a contingency
               occurring after the date of this
               Agreement which materially and adversely affects the London interbank market(such as, but not limited to disruptions resulting from political or economic events);

               then, and in either such event, the
Administrative Agent shall on such date (and in any event as soon as possible after making such determination) give telephonic notice to the Borrower, confirmed in writing, of such determination, identifying which of the LIBOR Loans are so affected.

               (b)  The Borrower shall, upon the
termination of the then current LIBOR Period applicable to each LIBOR Loan so affected or, if earlier, when required by law, repay each such affected LIBOR Loan, together with all interest accrued thereon.

               (c)  In lieu of the repayment required
by Section 2.8(b), the Borrower may exercise the following options:

                    (1)  If the determination by the
Bank relates only to a LIBOR Loan then being converted by the Borrower pursuant to the terms hereof, the Borrower may, on such date by giving notice by telephone to the Administrative Agent, withdraw such request for conversion.

                    (2)  The Borrower may, by giving
notice by telephone to the Administrative Agent, require the Banks to convert the LIBOR Loan then being converted to a Base Rate Loan or to convert any outstanding LIBOR Loan or LIBOR Loans that are so affected into a Base Rate Loan at the end of the then current LIBOR Period (or at such earlier time as repayment is otherwise required to be made pursuant to section 2.7(b)).  Such notice shall pertain only to the
LIBOR Loan or LIBOR Loans outstanding or to be outstanding during each such affected LIBOR Period.

          2.9  Taxes.  If any taxes (other than taxes
with respect to the income of the Banks), or duties of any kind shall be payable, or ruled to be payable, by or to any taxing authority of or in the United States, or any foreign country, or any political subdivision of any thereof, in respect of any of the transactions contemplated by this Agreement (including, but not limited to, execution, delivery performance, enforcement, or payment of principal or interest of or under the Note or this Agreement, or the making of a LIBOR Loan), by reason of any now existing or hereafter enacted statute, rule, regulation or other determination (excluding any taxes imposed on or measured by the net income of the Banks), the Borrower will:

               (1)  pay on written request therefor all
such taxes or duties, including interest and penalty, if any,

               (2)  promptly furnish the Administrative
Agent with evidence of any such payment, and

               (3)  indemnify and hold the Banks and
any holder or holders of the Note harmless and indemnified against any liability or liabilities with respect to or in connection with any such taxes or the payment thereof or resulting from any delay or omission to pay such taxes.

          2.10 Unused Line Fee. The Borrower shall pay to the Administrative Agent for the account of the Banks a per annum Unused Line Fee (based on a 360 day year) on the average unused amount of the Commitments, which Unused Line fee shall be payable quarterly, in arrears, on the last day of each September, December, March and June to and including the Termination Date.
The Unused Line Fee shall be computed in accordance with the provisions of the Credit Pricing Agreement.

          2.11 Reduction. The Borrower may, at any time by written notice to the Administrative Agent state its desire to reduce the Commitments of the Banks to any amount which is not less than the aggregate then outstanding principal amount of Advances and the undrawn face amount of Letters of Credit. Any such reduction shall be pro-rata in order that the Percentage of each Bank's Commitment is not changed.
Any reductions of the Commitments shall not be reinstated at any future date and any partial reduction shall be in the amount of $5,000,000.00 or an integral multiple thereof. Immediately upon receipt of such notice by the Administrative Agent, the obligation of each of the Banks to make Advances and to participate in Letters of Credit hereunder shall be limited to its Commitment as reduced pursuant to such notice.

          2.12 Administrative Agent's Fee.  The
Borrower agrees to pay the Administrative Agent an agent's fee in the amount set forth in a letter from the Administrative Agent to the Company dated
October 14, 1994, payable annually, by November 15, upon the satisfaction of the conditions specified in
Section 3.1 and on each annual anniversary of such date thereafter until all of the Indebtedness created pursuant to this Agreement has been paid in full.

          2.13 Payments. All payments by the Borrower under this Agreement of interest, principal, fees and other expenses shall be made in immediately available funds not later than 12:00 p.m. on the due date at the Administrative Agent's Office, unless such amount is paid by the Administrative Agent's debiting a deposit account of the Borrower. All such payments applicable to the Swingloans shall be remitted by the Administrative Agent to Chase on the same Business Day.
All such other payments, other than the Administrative
Agent's fee, shall be remitted by the Administrative
Agent to each of the Banks on the same Business Day in accordance with its Percentage.

          2.14 Sharing of Payments. If any Bank shall obtain any payment or other recovery or receive any collateral (whether voluntary, involuntary, by application of setoff or otherwise) on account of any Advances or any participation in a Letter of Credit in excess of its pro rata share of payments or collateral then or therewith obtained by all Banks, such Bank shall purchase from the other Banks such participations in Advances or Letters of Credit, or shall provide such other Banks with the benefits of any such collateral or the proceeds thereof as shall be necessary to cause such purchasing Bank to share the excess payment or other recovery ratably with each of them; provided, however, if all or any portion of such excess payment or benefits is thereafter recovered from such Bank, such purchase shall be rescinded and the purchase price and benefits returned to the extent of such recovery, without interest.

          The Borrower agrees that each of the other
Banks so purchasing a portion of such Bank's interest in Advances or participations in Letters of Credit may exercise all rights (including, but not limited to, rights of setoff) with respect to such portion purchased as if such other Banks were the direct holders thereof. The Borrower agrees that each Bank shall have a security interest in and the right to set off as against any outstanding Advances and all other of the Borrower's liabilities under this Agreement with respect to any deposit account or other obligation of the Borrower or any Subsidiary.

          Each of the Banks agree that (a) if the
unpaid principal balances of the Revolving Note are not paid in full at the close of business on the Termination Date, or (b) if the maturity of the Revolving Note is accelerated and the Credit is terminated in accordance with Section 7.2 hereof (the earlier of such dates being referred to as the "Purchase Date"), the Bank or Banks receiving payment at a rate based on the applicable percentage(s) in excess of similar payments received by any other Bank shall immediately give notice to the Administrative
Agent of such payment and shall purchase for cash within thirty (30) Business Days from the Purchase
Date, from any Bank receiving payment at a lesser rate, an interest in the Revolving Credit in such amounts so that each Bank shall own an interest in the aggregate amount of the Revolving Credit then outstanding equal to its Percentage, plus, if such amount is not paid by the purchasing Bank within the specified period, interest thereon shall accrue at the rate equal to the Federal Funds Rate for the period commencing on the Purchase Date and ending on the actual date of payment thereof.

          2.15 Replacement Bank. The Borrower may replace any Bank (a "Replaced Bank") by designating another bank which is reasonably acceptable to the Administrative Agent (such Bank being herein called a "Replacement Bank"). Simultaneously with payment of all amounts owing to the Replaced Bank hereunder or in connection herewith, the Replaced Bank shall assign to the Replacement Bank in accordance with Section 10.3 and without recourse to or warranty by, or expense to, such Replaced Bank all of the rights and obligations of such Replaced Bank hereunder (except for the rights as survive repayment of the Advances). Upon such assignment such Replaced Bank shall no longer be a party to this Agreement or have any rights hereunder and shall be relieved from all obligations to the Borrower, the Company, the Administrative Agent or the Banks, and the Replacement Bank shall succeed to the rights and obligations of such Replaced Bank.

      ARTICLE III.  Conditions to the Extension of Credit

          3.1  Conditions to Extension of Credit.  The
Banks' agreement to extend the Credit and Chase's agreement to issue Letters of Credit shall be effective only upon fulfillment of the following conditions at the date of the execution of this Agreement:

               3.1.a.  Corporate Action.  The Borrower
and the Company shall have taken all necessary and appropriate corporate action and the Boards of Directors of the Borrower and the Company shall have adopted resolutions authorizing the Credit, the execution and delivery of this Agreement, the Revolving
Note and the Guaranties executed by the Borrower and the Company, as appropriate, and the taking of all action required of the Borrower and the Company by this Agreement; and the Borrower and the Company shall have furnished to the Administrative Agent copies certified as of the date of the execution of this Agreement of such corporate resolutions and such other corporate documents as any Bank shall reasonably request.

               3.1.b.  Corporate Documents.  There
shall have been furnished to the Administrative Agent
(a) certificates of the Company and each Subsidiary's good standing duly issued of recent date by an official of the jurisdiction of its incorporation; (b) copies of the certificate of incorporation and by-laws of the Company and each Subsidiary, certified by their Secretaries as of the date of the execution of this Agreement; and (c) certificates of incumbency, dated the date of the execution of this Agreement specifying the officers of the Company and each Subsidiary, together with their specimen signatures.

               3.1.c.  Revolving Note.  The Borrower
shall have executed and delivered to each of the Banks a Revolving Note, appropriately completed, evidencing the Borrower's obligation to repay the Revolving
Credit.

               3.1.d.  Guaranty.  The Borrower shall
furnish to the Administrative Agent, with an executed counterpart for each Bank, the written continuing guaranty ("Guaranty") of the Company and each Subsidiary set forth in Schedule 3.1.d attached hereto and made a part hereof (individually, "Guarantor
Subsidiary" and collectively, "Guarantor Subsidiaries", such Guaranty to be in form and content satisfactory to each of the Banks guaranteeing the payment of any and all indebtedness and liabilities of the Borrower to each of the Banks, whether now existing or hereafter incurred pursuant to this Agreement.

               3.1.e.  Security Agreements.  The
Company shall have executed and delivered, and shall have caused each Guarantor Subsidiary to have executed and delivered, to the Administrative Agent (a) security agreements in form and content satisfactory to the Banks granting to the Administrative Agent for the benefit of all of the Banks security interests
(collectively, the "Security Interests") in all Accounts, Inventory, Equipment, Investment Property,
Documents, Instruments, General Intangibles, Chattel
Paper and Fixtures, whether now owned or existing or hereafter acquired or arising, wherever located, of the Company and each Guarantor Subsidiary and any and all products and proceeds thereof, as continuing collateral security for the payment of any and all indebtedness and liabilities, whether now owed or hereafter incurred, of the Borrower to any of the Banks and the Administrative Agent arising under this Agreement or any Collateral Document, (b) appropriate financing statements to perfect the Security Interests, which Security Interests shall at the time of the execution of this Agreement, be superior to all other liens and security interests in such property except Permitted
Encumbrances.

               3.1.f.  Uniform Commercial Code
Searches. The Administrative Agent shall be in receipt of searches of the appropriate filing records in each office where financing statements must be filed pursuant to Section 3.1(e) in order to confirm the priority of the Security Interests, except as otherwise determined by all of the Banks.

               3.1.g.  Subsidiary Action.  Each
Guarantor Subsidiary other than the Borrower (a) shall have taken all necessary and appropriate corporate action and the Boards of Directors of each Guarantor
Subsidiary shall have adopted resolutions authorizing the execution and delivery of the Guaranties executed by it and the taking of all action called for thereby, and (b) shall have furnished to the Administrative
Agent copies, certified as of the date of the execution of this Agreement, of such corporate action and such other corporate documents as any of the Banks shall reasonably request.

               3.1.h.  Opinion.  Independent Counsel
for the Company and its Subsidiaries, Lippes, Silverstein, Mathias & Wexler, LLP, shall have furnished to the Administrative Agent, with a signed copy for each Bank, its favorable opinion, in form and content satisfactory to each of the Banks and their counsels, dated the date of the execution of this Agreement, as to the matters referred to in Sections 4.1, 4.2, 4.4, 4.5 and 4.6 of this Agreement.

               3.1.i. Certificates. The Company shall have caused to be delivered to the Administrative Agent a Compliance Certificate appropriately completed and insurance certificates, binders or policies evidencing compliance with Section 5.6.

               3.1.j.  Other Matters.  All matters
incidental to the execution and delivery of this Agreement, the Revolving Note and the Guaranties, and all action required on the part of the Borrower, the Company and each Subsidiary by this Agreement, shall be satisfactory to each of the Banks and their counsels.

          3.2  Conditions to Subsequent Extensions of
Credit. Subsequent to the satisfaction of the conditions set forth in Section 3.1, each request to the Administrative Agent for an Advance or to Chase for a Letter of Credit shall constitute confirmation by the Borrower and the Company of all the matters set forth in the form of the Compliance Certificate - General in the form of Exhibit B as of the date of the Advance or the Letter of Credit in the same manner as if a written
Compliance Certificate had been delivered, and the statements made shall be true on the date of such extension of credit. No Advance shall be made nor Letters of Credit issued if such certification is not made or if the Administrative Agent has received written notice from any Bank that it believes that a Default exists.

          ARTICLE IV.   Representations and Warranties

          Each of the Borrower and the Company makes the following representations and warranties, which shall be deemed to be continuing representations and warranties so long as any indebtedness of the Borrower to any of the Banks, Chase or the Administrative Agent, including indebtedness for fees and expenses, shall remain unpaid, any Letter of Credit shall remain outstanding or the Commitments shall remain in effect:

          4.1  Good Standing and Authority.  Each of
the Borrower, the Company and each of the Subsidiaries is a corporation, duly organized, validly existing, and in good standing under the laws of the state of its incorporation; has powers and authority to transact the business in which it is engaged; is duly licensed or qualified and in good standing in each jurisdiction in which the conduct of such business requires such licensing or such qualification, which singly or in the aggregate is material to the operations of the Company on a Consolidated basis; and has all necessary power and authority to enter, as appropriate, this Agreement and to execute, deliver and perform this Agreement, the Revolving Note, the Guaranties and any other document executed in connection with this Agreement, all of which have been duly authorized by all proper and necessary corporate and shareholder action.

          4.2  Valid and Binding Obligation.  This
Agreement, the Revolving Note, the Guaranties and any other document executed in connection herewith have been duly executed and delivered by the Borrower, the Company and each of the Guarantor Subsidiaries and constitutes the legal, valid and binding obligations of the Borrower, the Company and each Guarantor
Subsidiary, as the case may be, enforceable against the

Borrower, the Company or such Guarantor Subsidiary, as the case may be, in accordance with their respective terms.

          4.3  Good Title.  Each of the Borrower, the
Company and each of the Guarantor Subsidiaries has good and marketable title or a valid leasehold interest to all of its assets, none of which is subject to any Lien except Permitted Encumbrances.

          4.4  No Pending Litigation.  There are not
any actions, suits, proceedings (whether or not purportedly on behalf of the Borrower, the Company or any Subsidiary) or investigations pending or, to the knowledge of the Borrower or the Company, threatened against the Borrower, the Company or any Subsidiary or any basis therefor, which, if adversely determined, would, in any case or in the aggregate, materially adversely affect the property, assets, financial condition or business of the Company on a Consolidated basis or materially impair the right or ability of the Borrower, the Company or any Subsidiary to carry on its operations substantially as now conducted or anticipated to be conducted in the future, or which question the validity of this Agreement, the Revolving
Note, the Guaranties or other documents required by this Agreement, or any action taken or to be taken pursuant to any of the foregoing.

          4.5  No Consent or Filing.  No consent,
license, approval or authorization of, or registration, declaration or filing with, any court, governmental body or authority or other Person is required on the part of the Borrower, the Company or any Subsidiary in connection with the valid execution, delivery or performance of this Agreement, the Revolving Note, the Guaranties or other documents required by this Agreement or in connection with any of the transactions contemplated thereby.

          4.6  No Violations.  Neither the Borrower,
the Company nor any Subsidiary is in violation of any term of its certificate of incorporation or by-laws, or of any mortgage, borrowing agreement or other instrument or agreement pertaining to Indebtedness for borrowed money which might reasonably be expected to result in a material and adverse effect, singly or in the aggregate to the Company on a Consolidated basis, upon its business or assets. Neither the Borrower, the Company nor any Subsidiary is in violation of any term of any other indenture, instrument, or agreement to which it is a party or by which it may be bound, resulting, or which might reasonably be expected to result, in a material and adverse effect, singly or in the aggregate to the Company on a Consolidated basis, upon its business or assets. Neither the Borrower, the Company nor any Subsidiary is in violation of any order, writ, judgment, injunction or decree of any court of competent jurisdiction or of any statute, rule or regulation of any competent governmental authority which might reasonably be expected to result in a material and adverse effect upon its business or assets. The execution and delivery of this Agreement, the Revolving Note, the Guaranties and other documents required by this Agreement and the performance of all of the same is and will be in compliance with the foregoing and will not result in any violation or result in the creation of any Lien upon any properties or assets. There exists no fact or circumstance not disclosed in this Agreement, in the documents furnished in connection herewith or the Company's filings under the Securities Exchange Act of 1934, which materially adversely affects or in the future (so far as the Borrower or the Company can now foresee) may materially adversely affect the condition, business or operations of the Company on a Consolidated basis, except those facts and circumstances which generally affect all Persons engaged in the Borrower's or the Company's lines of business.

          4.7  Financial Statements.  The Company has
made available to each Bank audited financial statements of the Company on a Consolidated basis showing its financial condition as of December 31, 1997 and December 31, 1998 and its cash flows for the fiscal year then ended. All financial statements have been prepared in accordance with GAAP consistently applied throughout the intervals involved. Since the date of the last such financial statements to the date of execution hereof, there have not been any material adverse changes in the financial condition of the Company from that disclosed in such financial statements, except as disclosed in the Company's interim financial statement as of and for the period ended June 30, 1999. None of the property or assets shown in the financial statements delivered to the Banks has been materially adversely affected as the result of any fire, explosion, accident, flood, drought, storm, earthquake, condemnation, requisition, statutory or regulatory change, act of God, or act of public enemy or other casualty, whether or not insured.

          4.8  Tax Returns.  The Borrower and the
Company have duly filed all federal and other tax returns required to be filed for themselves and all Subsidiaries and have duly paid all taxes required by such returns.

          4.9  Federal Regulations.  Neither the
Borrower, the Company nor any Guarantor Subsidiary is engaged principally, or as one of its important activities, in the business of extending or arranging for the extension of credit for the purpose of purchasing or carrying "margin stock" (as defined in Regulations G and U issued by the Board of Governors of the Federal Reserve System). Likewise, neither the
Borrower, the Company nor any Guarantor Subsidiary owns nor intends to carry or purchase any such "margin stock", and the Borrower will not use the proceeds of any Advance to purchase or carry (or refinance any borrowing the proceeds of which were used to purchase or carry) any such "margin stock". Neither the Borrower, the Company nor any Guarantor Subsidiary is an "investment company" within the meaning of the Investment Company Act of 1940, as amended, or a "holding company," or a "subsidiary company" of a "holding company" or of a "subsidiary company" of a "holding company," within the meaning of the Public
Utility Holding Company Act of 1935, as amended.

          4.10 ERISA Matters.  No Plan has been
terminated or partially terminated or is insolvent or in reorganization, nor have any proceedings been instituted to terminate or reorganize any Plan; neither the Borrower, the Company nor any Subsidiary has with drawn from any Plan in a complete or partial withdrawal, nor has a condition occurred which if continued would result in a complete or partial withdrawal; neither the Borrower, the Company nor any Subsidiary has incurred any withdrawal liability, including contingent withdrawal liability, to any Plan pursuant to Title IV of ERISA; neither the Borrower, the Company nor any Subsidiary has incurred any liability to the Pension Benefit Guaranty Corporation other than for required insurance premiums which have been paid when due; no Reportable Event has occurred and is continuing; and no Plan or other "employee pension benefit plan" as defined in Section 3(2) of ERISA to which the Borrower, the Company or any Subsidiary is a party has an "accumulated funding deficiency" (whether or not waived) as defined in
Section 302 of ERISA or in Section 412 of the Code.
Each Plan and each other "employee benefit plan" as defined in Section 3(3) of ERISA to which the Borrower, the Company or any Subsidiary is a party is in substantial compliance with ERISA, and no such plan, nor any administrator, trustee or fiduciary thereof, to the best knowledge of the Borrower and the Company, has engaged in a prohibited transaction described in
Section 406 of ERISA or in Section 4975 of the Code.

          4.11 Subsidiaries.  The Borrower and the
Company have no Subsidiaries except as listed in
Schedule 4.11 of this Agreement.

          4.12 Compliance. The present conduct of the business and operations of the Borrower, the Company and each Guarantor Subsidiary and the present ownership and use of each asset of the Borrower, the Company and each Subsidiary are in compliance in all material respects with each applicable statute, regulation and other law (including, but not limited to, the Environmental Protection Act, the Occupational Health and Safety Act, the Comprehensive Environmental
Response, Compensation and Liability Act and the
Resource Conservation and Recovery Act), except where non-compliance would not result in a material adverse effect, singly or in the aggregate to the Company on a Consolidated basis, upon its business or assets. Each authorization, approval, permit, consent, franchise and license from, each registration and filing with, each declaration, report and notice to, and each other act by or relating to, any Person necessary for the present or anticipated conduct of the business or operations of, or for the present or anticipated ownership or use of any asset, material singly or in the aggregate to the Company on a Consolidated basis has been duly obtained, made, given or done, and is in full force and effect.

          4.13 Fiscal Year. The fiscal year of the Borrower and the Company is the year ending December
31.

          4.14 Default.  There does not exist any
Default or Event of Default.

          4.15 Indebtedness for Borrowed Money.  The
Borrower, the Company and each of the Guarantor
Subsidiaries have no Indebtedness arising from the borrowing of any money, except for Indebtedness committed or outstanding on the date of this Agreement pursuant to any lease, loan or credit facility fully and accurately described in Schedule 4.15 to this Agreement.

          4.16 Securities. Each outstanding share of stock, debenture, bond, note and other security of the Borrower, the Company and each Subsidiary has been validly issued in full compliance with each statute, regulation and other law, and, if a share of stock, is fully paid and nonassessable.

          4.17 Inventory Locations.  All of the
Borrower's, the Company's and each of the Subsidiaries'
Inventory is located at the locations set forth in
Schedule 4.17 attached hereto and made a part hereof.

          4.18 Environmental Matters.

               (a)  No above ground or underground
storage tanks containing Hazardous Substances are located on any property owned, leased or operated by the Company or any Subsidiary, except for storage tanks containing diesel fuel, gasoline or waste oil, which tanks are in compliance with all applicable
Environmental Laws. No above ground or underground storage tanks containing Hazardous Substances have been located on any such property except for tanks which were removed in compliance with applicable
Environmental Laws.

               (b)  No property owned, leased or
operated by the Company or any Subsidiary is or has been used for the storage, treatment, generation, transportation, processing, handling, production or disposal of any Hazardous Substance or as a landfill or other waste disposal site or for military, manufacturing or industrial purposes or for the storage of petroleum or petroleum based products, in violation of any law, except as disclosed on Schedule 4.18.

               (c)  To the knowledge of the Borrower
and/or the Company, no Release of a Hazardous

Substance, which would be in violation of any law is occurring or is threatened on, at, from or near any property owned, leased or operated by the Company or any Subsidiary, which through soil, subsoil, bedrock, surface water or groundwater migration is located on the property owned, leased or operated by the Company or any Subsidiary, except as disclosed on
Schedule 4.18.

               (d)  Neither the Company nor any
Subsidiary is subject to any existing, pending or, to the knowledge of the Company or Borrower, threatened suit, claim, notice of violation or request for information under any of the Environmental Laws, except as disclosed on Schedule 4.18.

               (e)  The Company and each Subsidiary are
in compliance with all Environmental Laws to the effect that any violation would not have a material adverse effect upon the business or operations of the Company on a Consolidated basis.

               (f)  All Environmental Permits have been
obtained or applied for and are in full force and effect.

               (g)  There are no agreements, consent
orders, decrees, judgments, license or permit conditions or other orders or directives of any federal, state or local court, governmental agency or authority relating to the past, present or future ownership, use, operation, sale, transfer or conveyance of any property owned, leased or operated by the Company or any Subsidiary which require any change in condition or any work, repairs, construction, containment, clean up, investigation, study, removal or other remedial action or capital expenditures.

              ARTICLE V.    Affirmative Covenants

          During the term of this Agreement, and so long thereafter as any indebtedness of the Borrower to any of the Banks, Chase or the Administrative Agent, including any indebtedness for fees and expenses, shall remain unpaid, any Letter of Credit shall remain outstanding or the Commitments shall remain in effect, the Borrower and the Company, unless written consent of the Administrative Agent is obtained, will:

          5.1  Payments.  Cause the Borrower to
punctually pay or cause to be paid the principal of and interest on all Indebtedness and all fees incurred by it pursuant to this Agreement in the manner set forth in this Agreement.

          5.2 Future Financial Statements. Furnish to each of the Banks (a) within ninety (90) days after and as at the close of each fiscal year, a Consolidated balance sheet and Consolidated statements of operations and earnings and changes in financial position of the Company and all Subsidiaries (including, without limitation, the Borrower), each examined and reported upon by an independent certified public accounting firm reasonably satisfactory to the Banks, and prepared in accordance with GAAP, which report shall not contain any qualification or disclaimer of opinion by reason of audit limitations imposed by Borrower or Company, together with Compliance Certificates in the forms of Exhibits A and B certified by an appropriate financial officer of the Borrower and the Company; (b) promptly, after preparation, copies of all such proxy statements, financial statements and reports which the Company sends to its stockholders, and copies of all regular, periodic and special reports, as well as all registration statements, which the Company files with the Securities and Exchange Commission, including, but not limited to, Forms 10-K and 10-Q; (c) promptly after the filing thereof with the Pension Benefit Guaranty
Corporation, a copy of each annual report filed with respect to each Plan; (d) within forty-five (45) days after and as at the close of each of its fiscal quarters of each year, a Consolidated and consolidating balance sheet and related Consolidated and consolidating statement of operations and earnings and changes in financial position of the Company and all Subsidiaries (including, without limitation, the
Borrower) for the previous fiscal quarter and from the beginning of the fiscal year to the end of such fiscal quarter, except consolidating financial statements shall only be required as of and for the period ending at the close of a fiscal year, together with comparisons to the previous year, if appropriate, and to budget projections, prepared by the Company internally in accordance with GAAP, and certified by an appropriate financial officer of Borrower and Company, together with a Compliance Certificate - Financial
Covenants in the form of Exhibit A; (e) any and all information regarding Borrower's and the Company's business, condition or operations, financial or otherwise, which is furnished to any other creditor, upon the request of the Banks; and (f) such additional information, books, records, reports or statements as the Administrative Agent or any of the Banks may from time to time reasonably request regarding the financial and business affairs of the Borrower, the Company and each Subsidiary, all prepared in form and detail satisfactory to the Banks.

          5.3  Books and Records.  Maintain true and
complete records and books in accordance with generally accepted accounting principles consistently applied including, without limiting the generality of the foregoing, appropriate reserves for possible losses and liabilities and notify each Bank promptly in writing of any proposed change in the location at which such books and records are maintained.

          5.4 Corporate Standing. Maintain, and cause each Subsidiary to maintain, its corporate existence in good standing except any Subsidiary may merge into or consolidate with the Company or any other Subsidiary so long as such Subsidiary has executed and delivered a Guaranty in favor of the Administrative Agent for the benefit of the Banks (to the extent required by Section 3.1.d), and remain or become duly licensed or qualified and in good standing in each jurisdiction in which the conduct of its business requires such qualification or licensing.

          5.5  Discharge of Obligations.  Cause to be
paid and discharged all obligations when due and all lawful taxes, assessments and governmental charges or levies imposed upon the Borrower, the Company or any Subsidiary, or upon any property, real, personal or mixed, belonging to the Borrower, the Company or any Subsidiary, or upon any part thereof, before the same shall become in default, as well as all lawful claims for labor, materials and supplies which, if unpaid, might become a lien or charge upon the property or any part of it. Notwithstanding the previous sentence, neither the Borrower, the Company nor any Subsidiary shall be required to cause to be paid and discharged any obligation, tax, assessment, charge, levy or claim so long as its validity is contested in the normal course of business and in good faith by appropriate and timely proceedings and the Borrower, the Company or any Subsidiary, as the case may be, sets aside on its books adequate reserves with respect to each tax, assessment, charge, levy or claim so contested, nor shall the Borrower, the Company nor any Subsidiary be required to pay or discharge any trade liability which is not past its stated due date by more than thirty (30) days.

         5.6   Insurance.  (a) Keep, and cause each
Subsidiary to keep, all its property so insurable insured at all times with responsible insurance carriers satisfactory to each of the Banks against fire, theft and other risks in coverage, form and amount satisfactory to each of the Banks; (b) keep, and cause each Subsidiary to keep, adequately insured at all times in reasonable amounts with responsible insurance carriers against liability on account of damage to persons or property and under all applicable worker's compensation laws; (c) promptly deliver to the Administrative Agent certificates of insurance or any of those insurance policies required to be carried pursuant hereto, with appropriate endorsements designating the Administrative Agent for the benefit of the Banks as their interests may appear as a named insured or loss payee as requested by the Administrative Agent; and (d) cause each such insurance policy to contain a thirty (30) day notice of cancellation or material change in coverage provision satisfactory to the Administrative Agent.

          5.7 Examinations. Permit the Banks or their agents at all reasonable times to visit and inspect any and all properties of Borrower, Company or any Guarantor Subsidiary and to examine and make extracts from or copies of any of Borrower's, Company's or its Guarantor Subsidiary's books, ledgers, reports, correspondence and other records, and discuss their affairs, finances and accounts with officers of Borrower, Company and each Guarantor Subsidiary.

          5.8 Litigation. Promptly notify each of the Banks in writing as soon as the Borrower or Company has knowledge thereof, of the institution or filing of any litigation, action, suit, claim, counterclaim, or administrative proceeding against, or investigation of, the Borrower, the Company or any Subsidiary to which the Borrower, the Company or any Subsidiary is a party by or before any regulatory body or governmental agency
(a) the outcome of which involves more than $2,000,000.00 singularly or cumulatively, except for litigation in which the contingent liability is fully covered by insurance, or (b) which questions the validity of this Agreement, the Revolving Note, any of the Guaranties or any action taken or to be taken pursuant to any of the foregoing; and furnish or cause to be furnished to any Bank such information regarding the same as such Bank may request.

         5.9   Judgments.  Promptly notify each of the
Banks in writing as soon as the Company or Borrower has knowledge thereof, of any judgment, order or award of any court, agency or other governmental agency or any arbitrator, (a) the outcome of which may materially and adversely affect the finances or operations of the Borrower, the Company or any Subsidiary or the Company's or Borrower's ability to fulfill its obligations hereunder or which involves more than $1,000,000.00 unless adequately covered by insurance, or (b) renders invalid this Agreement, the Revolving
Note, any of the Guaranties or any action taken or to be taken pursuant to any of the foregoing, and furnish or cause to be furnished to any Bank such information regarding the same as such Bank may request.

          5.10 Fair Labor Standards Act. Comply with, and cause each Subsidiary to comply with, the provisions of the Fair Labor Standards Act of 1938, as amended.

          5.11 Notice.  Promptly notify the
Administrative Agent in writing with full details of any Default or Event of Default, or which might materially and adversely affect the financial condition or operations of the Borrower, the Company or any Guarantor Subsidiary.

          5.12 Environmental Compliance.

               (a)  Comply with all Environmental Laws.

               (b)  Not cause or permit any change to
be made in the present or intended use of any property owned, leased or operated by the Company or any Subsidiary which would (i) involve the storage, treatment, generation, transportation, processing, handling, production or disposal of any Hazardous
Substance or the use of any such property as a landfill or other waste disposal site or for the storage of petroleum or petroleum based products (except in compliance with applicable Environmental Laws), (ii) violate any applicable Environmental Laws, or (iii) constitute non-compliance with any Environmental
Permit.

               (c)  Deliver promptly to each of the
Banks (i) copies of any documents received from the United States Environmental Protection Agency or any state, county or municipal environmental or health agency concerning the Company's operations except documents of general applicability; and (ii) copies of any documents submitted by the Company to the United
States Environmental Protection Agency or any state, county or municipal environmental or health agency concerning its operations, except submissions in the ordinary course of business.

          5.13 Year 2000 Compliance. Any reprogramming required to permit the proper functioning in and following the year 2000, of (i) the Borrower's, the Company's and each Subsidiary's computer systems and
(ii) equipment containing embedded microchips
(including systems and equipment supplied by others or with which the Borrower's, the Company's and each Subsidiary's systems interface) which is material to the business of the Borrower, the Company or a Subsidiary, as applicable, and the testing of all such systems and equipment, as so reprogrammed, has been completed. The cost to the Borrower, the Company or any Subsidiary of such reprogramming and testing and of the reasonably foreseeable consequences of year 2000 to the Borrower or the Company (including, without limitation, reprogramming errors and the failure of other systems or equipment) will not result in an Event of Default, a Default or a material adverse effect on the Company or the Borrower.

                ARTICLE VI.   Negative Covenants

          During the term of this Agreement and so long thereafter as any of the Indebtedness of the Borrower to any of the Banks, Chase or the Administrative Agent, including any Indebtedness for fees and expenses, shall remain unpaid, any Letter of Credit shall remain outstanding or the Commitments shall remain in effect, neither the Borrower, the Company nor any of the Guarantor Subsidiaries, without prior written consent of the Administrative Agent, will:

          6.1  Business Operations.  Make or permit to
be made any material change in the character of its business or operations.

          6.2 Borrowed Money. Create, incur or suffer to exist or assume any Indebtedness for money borrowed, directly or indirectly, other than (i) Subordinated
Debt; and (ii) existing Indebtedness and existing accommodations for Indebtedness as set forth on
Schedule 4.15/6.2 attached hereto.

          6.3  Guaranties.  Guarantee, endorse or
otherwise be or become liable or contingently liable in connection with the obligations or Indebtedness of any other Person, including any Subsidiary, directly or indirectly, except (i) as an endorser of instruments for the payment of money deposited to its bank account for collection in the ordinary course of business; and
(ii) the Company and the Borrower may guaranty IRB obligations of Gibraltar Steel of Tennessee in the original principal amount of $8,000,000.00, (iii) the Company and/or the Borrower may guaranty obligations of any Subsidiary to Third Persons not to exceed
$4,000,000.00 in the aggregate at any time, and (iv) the Company may guaranty IRB obligations of Solar
Group, Inc. in a principal amount not to exceed
$340,000.00.

          6.4  Liens.  Create, incur, assume or suffer
to exist any Lien upon any of its property, assets, income or profits, whether now owned or hereafter acquired, or pledge or encumber any assets, except (i) in favor of the Administrative Agent for the benefit of the Banks; and (ii) in favor of any Bank or other third
Person as listed in Schedule 6.4. Borrower has not, and so long as this Agreement is in effect, will not, enter into any covenant or agreement with any other person or entity that prohibits the granting or existence of a lien in the personal or real property of Borrower in favor of the Administrative Agent, as administrative agent and for the benefit of the Banks.

          6.5  Accumulated Funding Deficiency.  Incur
(i) any accumulated funding deficiency within the meaning of ERISA equal to five (5) percent or more of Consolidated Tangible Net Worth; or (ii) any liability of comparable size to the Pension Benefit Guaranty
Corporation.

          6.6 Compliance with Law. Violate any law or regulation, order, writ, injunction or decree of any court or governmental instrumentality or breach any agreement to which Borrower, Company or any Subsidiary is subject or in default thereunder, which violation or breach would have a material adverse effect on the Company on a Consolidated basis.

          6.7  Expansions, Mergers, Acquisitions and
Joint Ventures. Enter into any Expansion, or merge into or consolidate with, exchange or acquire the stock or assets of, or enter into any joint venture or partnership with, any third Person, except (i) any Subsidiary may merge into or consolidate with the Company or any other Subsidiary so long as such other
Subsidiary has executed and delivered a Guaranty in favor of the Administrative Agent for the benefit of the Banks to the extent required by Section 3.1.d; and
(ii) the Company or any Subsidiary may enter into an Expansion, may merge or consolidate with, acquire the stock or assets of, or enter into a joint venture or partnership with, any third Person if (a) the Company and the Borrower are surviving corporations, (b) immediately thereafter and after giving effect thereto, no Default or Event of Default exists, and (c) the investments in such Expansions, joint ventures, partnerships and the book value of the assets of the third Person being merged or consolidated, together with the purchase price of the stock or assets being acquired, do not exceed $40,000,000.00 in the aggregate from the date of this Agreement and for the entire period this Credit is outstanding, and (d) the third
Person with which the Company, the Borrower or such Subsidiary mergers, or which the Company, the Borrower or any Subsidiary acquires, is in a business of a character already performed by the Company, the Borrower or such Subsidiary, as applicable, or of a type reasonably related thereto.

          6.8  Loans and Advances.  Make any loans or
advances to any Person, except (i) trade credit extended in the ordinary course of business; (ii) advances made in the usual course of business to officers and employees for travel and other out-of-pocket expenses incurred by them on behalf of Borrower, the Company or any Subsidiaries in connection with their business; (iii) the Borrower and the Company may advance amounts from time to time to each other or to any Subsidiary, for working capital purposes in the ordinary course of business and for other purposes permitted under the other provisions of this Agreement which would not be in violation of any of the terms or provisions of this Agreement and (iv) advances to Persons not in excess of $1,000,000.00 in the aggregate at any one time outstanding.

          6.9  Subsidiaries.  In the case of Borrower,
organize or cause to exist any Subsidiaries (other than those Subsidiaries listed on Schedule 4.1), unless, upon the request of the Banks, such corporation executes a guaranty in the form of the Guaranty executed by each Guarantor Subsidiary pursuant to
Section 3.1.d.

          6.10 Dividends. In the case of Company, upon the occurrence of and during the existence of a Default or an Event of Default, declare or pay dividends or make any capital distributions.

          6.11 Voting Stock. In the case of Company, sell, convey, transfer, assign, pledge or otherwise encumber any of the voting stock of Borrower or any other Subsidiary to any Person.

          6.12 Sale of Assets. Convey, sell, transfer, lease or sell and lease back all or a substantial portion of its property, assets, or business to any other Person, except for sales of Inventory in the ordinary course of business. For purposes of this
Section 6.12, "substantial portion" shall mean any and all purchases or transfer prices in excess of five (5%) percent of the Company's Tangible Net Worth on a Consolidated basis in the aggregate in any one fiscal year, and any transaction shall be permissible only if no Default shall occur as a result of the transaction.

          6.13 Lease Rentals. Pay, in the case of the Company on a Consolidated basis, rentals under any operating or true lease in excess of $5,000,000.00 in the aggregate during any fiscal year.

          6.14 [Intentionally omitted]

          6.15 Interest Coverage Ratio. Permit, in the case of the Company on a Consolidated basis, the ratio of Earnings before Taxes and Interest plus depreciation and amortization minus Capital Expenditures (excluding
Capital Expenditures made in connection with permitted acquisitions) to interest payable on Total Liabilities, calculated on an annual rolling basis of four fiscal quarters, to be less than 3.0 to 1.0 as of the last day of any fiscal quarter.

          6.16 Net Worth. Permit, in the case of the Company on a Consolidated basis, the Net Worth (a) as of the last day of any fiscal quarter to be less than $120,000,000 plus 50% of Cumulative Net Income (as defined below). Cumulative Net Income means net income of the Company on a Consolidated basis from June 30, 1997 through the end of the fiscal quarter for which the calculation of Net Worth is being made.

          6.17 Funded Debt/EBITDA. Permit, in the case of the Company on a Consolidated basis, (a) the ratio of Funded Debt (as defined below) to Earnings before Interest and Taxes plus depreciation and amortization
("EBITDA") as of the last day of any fiscal quarter, to be greater than 4.0 to 1.0 as of any fiscal quarter end or (b) the ratio of Senior Debt (as defined below) to EBITDA as of the last day of any fiscal quarter from the date hereof through September 30, 1999 to be greater than 3.5 to 1.0, from December 31, 1999 through September 30, 2000 to be greater than 3.25 to 1.0 or thereafter to be greater than 3.0 to 1.0, such calculations to be based on an annual rolling basis of four quarters.

"Funded Debt" means debt for money borrowed which is bearing interest. "Senior Debt" means Funded Debt which is not Subordinated Debt. For the purposes of calculating this covenant, upon the consummation of a permitted acquisition, up to 12 month historical EBITDA of the acquired entity shall be included in the calculation of the ratio, subject to the Banks' review and approval, in their discretion, of such acquired entity's financial information provided, however, such historical EBITDA shall only be included in the calculation of Funded Debt if the applicable acquired entity's EBITDA is not included in the Consolidated
EBITDA of the Company for the applicable month.

          6.18 Current Ratio. Permit at any time, in the case of the Company on a Consolidated basis, the ratio of Current Assets to Current Liabilities to be less than 2.0 to 1.0.

                     ARTICLE VII.  Default

          7.1  Events of Default.  The occurrence of
any one or more of the following events shall constitute an event of default (individually, "Event of Default," or, collectively, "Events of Default"):

               (a)  Nonpayment.  Nonpayment after the
same becomes due whether by acceleration or otherwise of principal of or interest on the Revolving Note or of any fee or premium provided for hereunder.

               (b)  Negative Covenants.  Default in the
observance of any of the covenants or agreements of the Borrower or the Company contained in Article VI.

               (c)  Other Covenants.  Default in the
observance of any of the covenants or agreements of the Borrower or the Company contained in this Agreement, other than those specified in Article VI or
Section 7.1(b) hereof, which is not remedied within twenty (20) days after notice thereof by the Administrative Agent to the Borrower and the Company.

               (d)  Voluntary Insolvency Proceedings.
If the Company or any Subsidiary (i) shall file a petition or request for liquidation, reorganization, arrangement, adjudication as a bankrupt, relief as a debtor or other relief under the bankruptcy, insolvency or similar laws of the United States of America or any state or territory thereof or any foreign jurisdiction, now or hereafter in effect; (ii) shall make a general assignment for the benefit of creditors; (iii) shall consent to the appointment of a receiver or trustee for the Company or any Subsidiary or any of the Company's or any Subsidiary's assets, including, without limitation, the appointment of or taking possession by a "custodian" as defined in the federal Bankruptcy
Code; (iv) shall make any, or send notice of any intended, bulk sale; or (v) shall execute a consent to any other type of insolvency proceeding (under the federal Bankruptcy Code or otherwise) or any formal or informal proceeding for the dissolution or liquidation of, or settlement of claims against or winding up of affairs of, the Company or any Subsidiary.

               (e)  Involuntary Insolvency Proceedings.
The appointment of a receiver, trustee, custodian or officer performing similar functions for the Company or any Subsidiary or any of the Company's or any Subsidiary's assets, including, without limitation, the appointment of or taking possession by a "custodian" as defined in the federal Bankruptcy Code; or the filing against the Company or any Subsidiary of a request or petition for liquidation, reorganization, arrangement, adjudication as a bankrupt or other relief under the bankruptcy, insolvency or similar laws of the United
States of America or any state or territory thereof or any foreign jurisdiction, now or hereafter in effect;
or the institution against the Company or any Subsidiary of any other type of insolvency proceeding
(under the federal Bankruptcy Code or otherwise) or of any formal or informal proceeding for the dissolution or liquidation of, settlement of claims against or winding up of affairs of the Company or any Subsidiary, and the failure to have such appointment vacated or such filing, petition or proceeding dismissed within ninety (90) days after such appointment, filing or institution.

               (f)  Representations.  If any
certificate, statement, representation, warranty or financial statement furnished by or on behalf of the Company or any Subsidiary pursuant to or in connection with this Agreement (including, without limitation, representations and warranties contained herein and in the Guaranties) or as an inducement to the Banks to enter into this Agreement or any other lending agreement with the Borrower, the Company or its other
Subsidiaries shall prove to have been false in any material respect at the time as of which the facts therein set forth were represented, or to have omitted any substantial contingent or unliquidated liability or claim against the Company or any Subsidiary required to be stated therein, or if on the date of the execution of this Agreement there shall have been any materially adverse change in any of the facts disclosed by any such statement or certificate, which change shall not have been disclosed by the Company or the Borrower to all of the Banks at or prior to the time of such execution.

               (g)  Other Indebtedness and Agreements.
Nonpayment by the Borrower, the Company or any other
Subsidiary of any Indebtedness (other than as evidenced by the Revolving Note) owing by the Borrower, the Company or any other Subsidiary when due (or, if permitted by the terms of the applicable document, within any applicable grace period), whether such Indebtedness shall become due by scheduled maturity, by required prepayment, by acceleration, by demand or otherwise, or failure to perform any term, covenant or agreement on its part to be performed under any agreement or instrument (other than this Agreement and the Guaranties) evidencing or securing or relating to any Indebtedness owing by the Borrower, the Company or any other Subsidiary when required to be performed if the effect of such failure is to accelerate or to permit the holder to accelerate the maturity of such Indebtedness.

               (h)  Judgments.  If any judgment or
judgments in excess of $500,000.00 (other than any judgment for which it is fully insured) against the Borrower, the Company or any other Subsidiary remains unpaid, unstayed on appeal, undischarged, unbonded or undismissed for a period of thirty (30) days after entry thereof.

               (i)  Pension Default.

                    i.   The Company or any of its
Subsidiaries (or any officer or director thereof) shall engage in any "prohibited transaction" (as defined in Section 406 of ERISA or Section 4975 of the Code) involving any Plan,

                    ii.  any "accumulated funding
deficiency" (as defined in Section 302 of ERISA), shall exist with respect to any Plan,

                    iii. with respect to any
Multiemployer Plan, the Company or any Commonly
Controlled Entity fails to make a contribution required to be made thereto, or withdraws therefrom, where in either event the liability of the Company or such Commonly Controlled Entity is in excess of $250,000.00,

                    iv.  a Reportable Event shall occur
with respect to, or proceedings shall commence to have a trustee appointed, or a trustee shall be appointed, to administer or to terminate, any Plan which is not a Multiemployer Plan, which Reportable Event or institution of proceedings is, in the reasonable opinion of any Bank, likely to result in the termination of such Plan for purposes of Title IV of ERISA and, in the case of a Reportable Event, the continuance of such Reportable Event unremedied for ten (10) days after notice of such Reportable Event pursuant to Section 4043(a), (c) or (d) of ERISA is given or the continuance of such proceedings for ten
(10) days after commencement thereof, as the case may be,

                    v.   any Plan shall terminate for
purposes of Title IV of ERISA, or

                    vi.  any other similar event or
condition shall exist which, together with all other events or conditions in clauses i. through vi. above, if any, would subject the Company or any of its Subsidiaries to any tax, penalty or other liabilities under ERISA in the aggregate material in relation to the business, operations, property or financial or other condition of the Company and its Subsidiaries taken as a whole.

               (j)  Guaranty.  The occurrence of an
event of default or breach of any term, covenant or provision of any Guaranty.

               (k)  Change of Control.  Any Person or
related Persons (other than members of the Kenneth
Lipke family, their heirs or estates or trusts for the benefit of members of the Kenneth Lipke family) shall own 55% or more of outstanding capital stock of the

Company or a sufficient number of the shares of the outstanding capital stock of the Company to elect a majority of the Company's board of directors.

          7.2  Effects of an Event of Default.

               (a)  Upon the happening of one or more
Events of Default (except a default with respect to the Borrower under either Section 7.1(d) or 7.1(e) hereof), the Administrative Agent, shall upon the written direction of the Majority Banks and by notice to the Borrower declare the principal of the Revolving Note then outstanding to be immediately due and payable, together with all interest thereon and fees and expenses accruing under this Agreement and/or declare the Commitments of the Banks to be canceled. Upon any acceleration of the principal of the Revolving Note, the then outstanding balance shall become immediately due and payable without presentation, demand or further notice of any kind to the Borrower. Upon any cancellation of the Commitments set forth in this Agreement, any obligations the Banks may have to make
Advances or to issue Letters of Credit shall be immediately canceled.

               (b)  Upon the happening of one or more
Events of Default under Section 7.1(d) or 7.1(e) hereof with respect to the Borrower, the Commitments shall be canceled immediately, automatically and without notice, and the Revolving Note then outstanding shall become immediately due and payable without presentation, demand or notice of any kind to the Borrower.

               (c)  Upon the happening of any Event of
Default, the Administrative Agent shall then exercise such rights and remedies specified under this Agreement, the Revolving Note and the Guaranties or under applicable law which it, but only with the written consent of the Majority Banks, deems appropriate under the circumstances in order to enforce such documents.

               (d)  Upon the happening of any Event of
Default, the Administrative Agent may, and upon the request of the Majority Banks shall, require the Borrower to provide to the Administrative Agent for the benefit of the Banks cash collateral in an amount equal to face amount of issued and unexpired Letters of Credit available for drawings.

               (e)  Upon the happening of any Event of
Default, the principal balances of any Swingloans shall be repaid by the making of an Advance by the Banks in an amount equal to the unpaid principal balances of the Swingloans, except in the case of the occurrence of an Event of Default under subsection 7.1(d) or 7.1(e) after which each of the Banks other than Chase shall purchase a participating interest in the unpaid principal balances of the Swingloans equal to its Percentage.

     ARTICLE VIII.  Relationship of Chase and the
                    Administrative Agent and the Banks

          8.1  Appointment and Authorization.  Each
Bank hereby appoints The Chase Manhattan Bank as the
Administrative Agent to act as Administrative Agent in connection with the administration of the Credit and the Guaranties and for such purpose, subject to specific restrictions herein including Sections 7.2 and 8.3, irrevocably authorizes the Administrative Agent to take such action and to exercise such rights, powers and discretions as are specifically delegated to the Administrative Agent in this Agreement and the Guaranties, together with all rights, powers and discretions as are reasonably incidental thereto, including, without limitation, the power to execute financing or similar statements or notices and other related documents relating to the transactions contemplated by the Guaranties. The Administrative
Agent may perform any of its functions and duties under this Agreement or the Guaranties for the benefit of all the Banks by or through any agents or any of its directors, officers or employees. In performing any of its functions and duties under this Agreement or the Guaranties, the Administrative Agent shall not be deemed to be acting as a trustee for, or partner of, any Bank or to have assumed any relationship of agency, trust or partnership with or for the Borrower. In administering the Letters of Credit, Chase will use the same degree of care and skill as it exercises in the administration of letters of credit in which no participations are sold, but it shall not be under any liability to any Bank except for its own gross negligence or willful misconduct and except as stated in Section 2.2(d). Chase agrees that it will honor each drawing under a Letter of Credit in strict compliance with the requirements of the Letter of Credit under which it is drawn.

          8.2  No Other Duties.  Neither Chase nor the
Administrative Agent shall have any duties or obligations other than those expressly provided for in this Agreement and the Guaranties, and neither Chase, the Administrative Agent, nor any of their directors, officers, employees or agents, shall be liable for any action taken or omitted to be taken in connection with this Agreement, the Guaranties, and other documents related thereto, the negotiation, preparation or execution thereof, or in connection with the syndication, implementation or administration of the Credit, the Guaranties, unless directly resulting from Chase's, the Administrative Agent's, or such directors', officers', employees' or agents' gross negligence or willful misconduct. The duties of the Administrative Agent shall be mechanical and administrative in nature; the Administrative Agent shall be responsible to all the Banks for the filing and refiling of statements to perfect and to continue the perfection of the Security Interests; the Administrative Agent shall not, by reason of this Agreement or the Guaranties, have a fiduciary relationship in respect of any Bank; and nothing in this Agreement or the Guaranties, expressed or implied, is intended or shall be construed to impose upon Chase or the Administrative Agent any obligations in respect of this Agreement or any document in connection herewith or the Guaranties except as expressly set forth herein in such documents and this Agreement.

          8.3  Copies and Notice of Event of Default or
Default. The Administrative Agent shall (i) promptly forward to each Bank a copy of any notice or document received by the Administrative Agent from the Borrower pursuant to this Agreement; (ii) promptly notify each Bank of the occurrence of any Event of Default or Default of which the Administrative Agent has actual knowledge; and (iii) consult with and secure the written consent of the Majority Banks with respect to the enforcement of this Agreement, the Revolving Note and the Guaranties.

          8.4  Certain Rights of Chase and the
Administrative Agent.

               (a)  If Chase or the Administrative
Agent shall request instructions from the Majority
Banks with respect to any act or action (including failure to act) in connection with this Agreement, the Guaranties or any other document related thereto, Chase and the Administrative Agent shall be entitled to refrain from such act or taking such action unless and until it shall have received instructions from the Majority Banks; and neither Chase nor the Administrative Agent shall incur liability to any Person by reason of so refraining. Chase and the Administrative Agent shall be fully justified in failing or refusing to take any action hereunder or under this Agreement, the Guaranties, or any document related thereto (i) if such action would, in its opinion, be contrary to law or the terms of this Agreement, the Guaranties, or any document related thereto, (ii) if it shall not receive such advice or concurrence of the Majority Banks as it deems appropriate in accordance with the terms hereof, or
(iii) if it shall not first be indemnified to its reasonable satisfaction against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. Without limiting the foregoing, no Bank shall have any right of action whatsoever against the Administrative Agent as a result of the Administrative Agent acting or refraining from acting hereunder, under the Guaranties, or under any document related thereto, in accordance with the instructions of the Majority Banks.

               (b)  Chase and the Administrative Agent
may, without liability to the Borrower or any Bank,
(i) rely, and shall be fully protected in relying, upon any Note, writing, resolution, notice, consent, certificate, affidavit, letter, cablegram, telegram, telecopy, telephone notice, telex or teletype message, statement, order or other document or conversation believed by Chase or the Administrative Agent to be genuine and correct and to have been signed, sent or made by the Person or Persons by whom it purports to have been communicated or signed and (ii) employ in Administrative Agent's sole discretion and rely on the advice and opinions received by them from any professional adviser, including, without limitation, legal counsel, independent accountants or other experts, whether or not such professional adviser was selected by the Administrative Agent, and the Borrower and each Bank hereby waives any claim or action it may have against the Administrative Agent or Chase arising out of or resulting from such employment or reliance, except in the case of Chase's or the Administrative
Agent's gross negligence or willful misconduct.

               (c)  All moneys realized by the
Administrative Agent from any payment or other recovery from the Borrower, the Company or any Subsidiary from any of the Guaranties or otherwise shall be applied by the Administrative Agent against the following in following priority: first, to costs and expenses of Chase, the Administrative Agent or any Bank which are reimbursable by the Borrower or otherwise pursuant to this Agreement and the Revolving Note; second, to interest on the Revolving Note and fees payable to the Banks and the Administrative Agent pursuant to this Agreement; third, to the unpaid principal balances of the Revolving Note and the outstanding unreimbursed face amounts of any Letters of Credit; and fourth, any remaining moneys shall be paid over to such other
Person as is entitled thereto.

          8.5  Waiver of Liability of Administrative
Agent. The Administrative Agent shall not have any liability or, as the case may be, any duty or obligation:

               (a)  To the Borrower or the Company on
account of any failure of any Bank other than the Administrative Agent to perform, or the delay of any Bank other than the Administrative Agent in the performance of, any of its respective obligations under this Agreement, the Guaranties or any of the other documents in connection herewith;

               (b)  To any Bank on account of any
failure or delay in performance by either the Borrower, the Company or any Subsidiary of any of its obligations under this Agreement, the Guaranties or any of the other documents in connection herewith unless such failure or delay is a result of the Administrative
Agent's gross negligence or willful misconduct;

               (c)  To any Bank for (i) the accuracy of
any written or oral statements furnished or made by the Borrower, the Company or by any Person (including the Administrative Agent) on behalf of the Borrower or the Company in connection with the Credit, (ii) the accuracy of any representation, warranty or statement made by the Borrower in or pursuant to this Agreement, the Guaranties or any of the other documents in connection herewith, or (iii) the legality, validity, effectiveness, enforceability or sufficiency of this Agreement, the Guaranties, any other document in connection herewith, or any other document referred to herein;

               (d)  To any Bank to provide either
initially or on a continuing basis (except as expressly required by Section 8.3 and 8.6 hereof) any information with respect to the Borrower or its condition, or for analyzing or assessing or omitting to analyze or assess the status, creditworthiness or prospects of the Borrower, the Company or any of its Subsidiaries;

               (e)  To any Bank to investigate whether
or not any Default or Event of Default has occurred
(and the Administrative Agent may assume that, until Administrative Agent shall have actual knowledge or shall have received notice from any Bank, the Company or the Borrower to the contrary, no such Default or Event of Default has occurred);

               (f)  To any Bank to account for any sum
or profit or any property of any kind received by Administrative Agent arising out of any present or future banking or other relationship with the Borrower or with any other Person except the relationship established pursuant to this Agreement or the Guaranties;

               (g)  To any Bank to disclose to any
Person any information relating to the Borrower, the Company or any other Subsidiary received by Administrative Agent if, in Administrative Agent's determination (such determination to be conclusive), such disclosure would or might constitute a breach of any law or regulation or be otherwise actionable by suit against Administrative Agent by the Borrower or any other Person;

               (h)  Other than as expressly required by
this Agreement or as expressly agreed to by the Banks, to take any action or refrain from taking any action;
and

               (i)  To commence any legal action or
proceeding arising out of or in connection with this Agreement or the Guaranties until Administrative Agent shall have been indemnified by the Borrower or by the Banks according to their Percentages to Administrative
Agent's satisfaction against any and all costs, claims and expenses (including, but not limited to, attorneys' fees and expenses) in respect of such legal action or proceeding.

          8.6  Non-Reliance on Administrative Agent and
Other Banks. Each Bank expressly acknowledges that the Administrative Agent has not made any representations or warranties to such Bank and that no act by the Administrative Agent hereinafter taken, including any review of the affairs of the Borrower, shall be deemed to constitute any representation or warranty by the Administrative Agent to any Bank. Each Bank represents to the Administrative Agent that it has, independently and without reliance upon the Administrative Agent or any other Bank, and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the financial condition, creditworthiness, affairs, status and nature of the Borrower and the Company, and made its own decision to enter into this Agreement, and each Bank hereby releases the Administrative Agent from any and all liability to such Bank in connection with the Administrative Agent's investigation and appraisal of the Borrower's or the Company's financial affairs, financial condition, and creditworthiness. Each Bank also represents that it will, independently and without reliance upon the Administrative Agent or any other
Bank, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement or the Guaranties and to make such investigation as it deems necessary to inform itself as to the status and affairs, financial or otherwise, of the Borrower and the Company. The Administrative Agent shall not be required to keep itself informed as to the performance or observance by the Borrower and the Company of this Agreement, the Guaranties or any other document referred to or provided for herein or to inspect the properties or books of the Borrower, the Company or any of its other Subsidiaries. Except for notices, reports, and other documents and information expressly required to be furnished to each of the Banks by the Administrative Agent under this Agreement or the Guaranties, the Administrative Agent shall have no duty or responsibility to provide any Bank with any credit or other information concerning the affairs, financial condition or business of the Borrower, the Company or any of its other Subsidiaries which may come into the possession of the Administrative Agent.

          8.7  Indemnification.  Each Bank agrees to
indemnify Chase, in its capacity as issuer of Letters of Credit and the Administrative Agent in its capacity as such (to the extent not reimbursed by the Borrower or the Company), as well as its directors, officers, employees or agents, ratably according to its respective Percentage from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever
(including, without limitation, those expenses specified in Article IX hereof which may at any time
(including, without limitation, at any time following the payment of the Revolving Note) be imposed on, incurred by or asserted against Chase or the Administrative Agent, its directors, officers, employees or agents, in any way relating to or arising out of this Agreement or the Guaranties or any action taken or omitted by the Administrative Agent, its directors, officers, employees or agents, under or in connection with any of the foregoing; provided, however, that no Bank shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements to the extent that they result from the Administrative Agent's or Chase's gross negligence or willful misconduct. The agreements in this Section 8.7 shall survive the payment of the Revolving Note, the expiration or other termination of the Letters of Credit and the termination of this Agreement and the Guaranties.

          8.8  Administrative Agent in Its Individual
Capacity. The Administrative Agent in its individual capacity and its affiliates may make loans to, accept deposits from and generally engage in any kind of business with the Borrower, the Company and any of its other Subsidiaries as though the Administrative Agent were not the Administrative Agent hereunder.

          8.9  Successor Administrative Agent.  The
Administrative Agent may resign at any time by giving written notice thereof to all the Banks, the Borrower, and the Company. Upon any such resignation, Fleet Bank shall have the right to become the successor
Administrative Agent. If, however, within ten (10) days upon receiving notice of the Administrative
Agent's resignation Fleet Bank does not accept the position as successor Administrative Agent by giving written notice thereof to all the Banks, the Borrower, and the Company, then the Majority Banks shall have the right to appoint a successor Administrative Agent other than Fleet Bank. If no successor Administrative Agent shall have been so appointed by the Majority Banks and shall have accepted such appointment within thirty (30) days after the retiring Administrative Agent's giving of notice of resignation, then the retiring
Administrative Agent may, on behalf of all the Banks, appoint a successor Administrative Agent. Upon the acceptance of any appointment as Administrative Agent hereunder by a successor Administrative Agent, such successor Administrative Agent shall thereupon succeed to and become vested with all the rights, powers, privileges, duties and obligations of the retiring
Administrative Agent, and the retiring Administrative
Agent shall be discharged from its duties and obligations thereafter under this Agreement.
Administrative Agent shall continue to perform its duties hereunder until a successor Administrative Agent shall have been appointed and accepts such appointment in writing. After any retiring Administrative Agent's resignation, the provisions of this Article VIII, including, without limitation, the indemnity provisions of Section 8.7 hereof, shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent under this Agreement.

          8.10 Benefit of Article VIII. The provisions of this Article VIII are intended solely for the benefit of Chase, the Administrative Agent and all the Banks and may be modified by mutual agreement of Chase, the Administrative Agent and all of the Banks. The
Borrower, the Company and its other Subsidiaries shall not be entitled to rely on any such provisions or assert any such provisions in a claim, or as a defense, against the Administrative Agent or any Bank.

       ARTICLE IX.   Indemnification - Costs and Expenses

          9.1  Indemnification.  The Borrower and the
Company agree to indemnify, defend, and hold harmless
Chase, the Administrative Agent and each of the Banks from and against any and all liabilities, claims, damages, penalties, expenditures, losses, or charges, including, but not limited to, all costs of investigation, monitoring, legal representation, remedial response, removal, restoration or permit acquisition, which may now or in the future be undertaken, suffered, paid, awarded, assessed, or otherwise incurred by Chase, the Administrative Agent, any of the Banks or any other Person as a result of the presence of, Release of or threatened Release of Hazardous Substances on, in, under or near the property owned or operated by the Company or any Subsidiary.
The liability of the Borrower and the Company under the covenants of this Section and Article II are not limited by any exculpatory provisions in this Agreement or any other documents securing the Credit and shall survive repayment of the Revolving Note, expiration or other termination of the Letters of Credit or any transfer or termination of this Agreement regardless of the means of such transfer or termination.

          9.2  Expenses.  The Borrower shall reimburse
the Administrative Agent and each of the Banks promptly for all of their respective reasonable counsel fees incurred in connection with this Agreement and with any indebtedness subject hereto and for any taxes, filing fees, recording fees and appraisal fees which the Administrative Agent may be required to pay in connection with the execution and delivery of this Agreement, the Revolving Note and the Guaranties. The
Borrower shall further reimburse the Administrative
Agent and each of the Banks promptly for any reasonable expenses, including counsel fees and out-of-pocket expenses, incident to the monitoring, examination and administration of the collateral subject to the Security Agreements during the term of this Agreement and to the enforcement of any provision of this Agreement, the Revolving Note, the Guaranties or any other document executed in connection with this Agreement. Without limiting the Borrower's obligation to reimburse the Administrative Agent and each of the Banks pursuant to this Section 9.2, the Borrower hereby irrevocably authorizes the Banks to make Advances to the Borrower and to use the proceeds thereof to pay any amount owed by the Borrower under this Section 9.2 upon the failure of the Borrower to make such payment, and the Administrative Agent agrees to notify the Borrower of the making of such Advances. Any such Advances shall be made in the minimum amount necessary.

                  ARTICLE X.    Miscellaneous

          10.1  Amendments and Waivers.  No
modification, rescission, waiver, release or amendment of any provision of this Agreement or any Security
Documents shall be made except by a written agreement subscribed by duly authorized officers of the Borrower, the Company and the Administrative Agent with the consent of the Majority Banks; provided, however, no such amendment, modification or waiver:

                (a) which would modify any requirement
that any particular action to be taken hereunder by or on behalf of the Banks shall be taken by all Banks or by the Majority Banks so as to reduce the number of Banks required to take such action shall be effective unless consented to by each Bank;

                (b) which would amend this Section or
which would increase any Bank's Commitment or Percentage, reduce the Facility Fee, extend the Termination Date or release any of the Guaranties shall be made without the consent of each Bank;

                (c) which would extend the due date
for, or reduce the amount of, any payment or prepayment of principal of or interest on any note (or reduce the principal amount of or rate of interest on any note) shall be made without the consent of each Bank; or

                (d) which would affect adversely the
interests, rights or obligations of the Administrative
Agent shall be made without the consent of the Administrative Agent.

          10.2  Delays and Omissions.  No course of
dealing and no delay or omission by the Administrative
Agent or any of the Banks in exercising any right or remedy hereunder or with respect to any indebtedness of the Borrower to any of the Banks shall operate as a waiver thereof or of any other right or remedy, and no single or partial exercise thereof shall preclude any other or further exercise thereof or the exercise of any other right or remedy. All rights and remedies of the Administrative Agent and the Banks hereunder are cumulative.

          10.3  Participations and Assignments.  The
Borrower shall not assign or otherwise transfer any of the rights of the Borrower pursuant to this Agreement without the prior written consent of all the Banks, and any such assignment or other transfer without such prior written consent shall be void. No consent by any Bank to any such assignment or other transfer shall release the Borrower from any indebtedness, liability or obligation of the Borrower pursuant to this

Agreement. No Bank shall assign or otherwise transfer, or grant any participation in, any indebtedness, liability or obligation of the Borrower to such Bank pursuant to this Agreement or any of the rights and remedies of such Bank pursuant to this Agreement without the prior written consent of the Borrower and the Administrative Agent which consent shall not be unreasonably withheld, except
(i0 any Bank may assign or otherwise transfer, or grant participations in, any indebtedness, liability or obligation of the Borrower to any other Bank or to any Affiliate of such Bank, and (ii) any Bank may execute an assignment in favor of a Replacement Bank as contemplated by Section 2.15 hereof.

          10.4  Successors and Assigns.  The Borrower,
Company, Subsidiary, Administrative Agent, Chase and
Bank as such terms are used herein shall include the legal representatives, successors and assigns of those parties.

          10.5  Notices.  All notices, requests and
demands to or upon the respective parties hereto to be effective shall be in writing, unless otherwise expressly provided herein, and shall be deemed to have been given or made when delivered by hand or by Facsimile (with a copy by regular mail), three (3)
Business Days after being delivered to a courier for overnight delivery or five (5) Business Days after being deposited in the first class United States mail, addressed as follows, or to such other address as may be hereafter notified by the respective parties hereto:

     To the Borrower:    Gibraltar Steel Corporation
                                of New York
                         3556 Lakeshore Road
                         Buffalo, New York  14219
                         Attn: Walter Erazmus
                         Facsimile No. (716) 826-1589
                         Telephone No. (716) 826-6500

     To the Company:     Gibraltar Steel Corporation
                         3556 Lakeshore Road
                         Buffalo, New York  14219
                         Attn: Walter Erazmus
                         Facsimile No. (716) 826-1589
                         Telephone No. (716) 826-6500

     To Chase or the
     Administrative Agent:    The Chase Manhattan Bank
                              2300 Main Place Tower
                              Buffalo, New York 14202
                         Attn:  Robert J. McArdle
                         Facsimile No.(716) 843-4939
                         Telephone No.(716) 858-1418

          To any Bank:   The address listed on Schedule
                         1 of this Agreement.

          10.6  Governing Law.  This Agreement, the
transactions described herein and the obligations of the parties hereto shall be construed under, and governed by, the laws of the State of New York, without regard to its conflict of laws rules which would make the laws of another jurisdiction applicable.

          10.7  Counterparts.  This Agreement may be
executed in any number of counterparts and by the Administrative Agent, the Banks, the Borrower and the Company on separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same Agreement.

          10.8  Titles.  Titles to the sections of this
Agreement are solely for the convenience of the parties, and are not an aid in the interpretation of this Agreement or any part thereof.

          10.9  Inconsistent Provisions.  The terms of
this Agreement and any related agreements, instruments or other documents shall be cumulative except to the extent that they are specifically inconsistent with each other, in which case the terms of this Agreement shall prevail.

          10.10 JURY TRIAL WAIVER.  EACH OF THE PARTIES
HERETO WAIVES ANY RIGHT TO TRIAL BY JURY WHICH IT MAY
HAVE IN ANY ACTION OR PROCEEDING, IN LAW OR EQUITY, IN
CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS
RELATED HERETO.

          10.11 CONSENT TO JURISDICTION.  THE BORROWER,
THE COMPANY, THE ADMINISTRATIVE AGENT AND THE BANKS
AGREE THAT ANY ACTION OR PROCEEDING TO ENFORCE OR
ARISING OUT OF THIS AGREEMENT MAY BE COMMENCED IN THE
SUPREME COURT OF NEW YORK IN ERIE COUNTY, OR IN THE
DISTRICT COURT OF THE UNITED STATES IN THE WESTERN
DISTRICT OF NEW YORK, AND THE BORROWER, THE COMPANY,
THE ADMINISTRATIVE AGENT AND THE BANKS WAIVE PERSONAL
SERVICE OF PROCESS AND AGREE THAT A SUMMONS AND
COMPLAINT COMMENCING AN ACTION OR PROCEEDING IN ANY
SUCH COURT SHALL BE PROPERLY SERVED AND SHALL CONFER
PERSONAL JURISDICTION IF SERVED BY REGISTERED OR
CERTIFIED MAIL TO THE BORROWER OR THE ADMINISTRATIVE
AGENT, AS APPROPRIATE, OR AS OTHERWISE PROVIDED BY THE
LAWS OF THE STATE OF NEW YORK OR THE UNITED STATES.

          IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be signed by their duly authorized officers, all on the 16th day August, 1999.


                         BORROWER:

                GIBRALTAR STEEL CORPORATION OF NEW YORK


                         By: /s/ John E. Flint
                             John E. Flint
                             Vice President


                         COMPANY:

                         GIBRALTAR STEEL CORPORATION


                         By: /s/ John E. Flint
                             John E. Flint
                             Vice President




                         ADMINISTRATIVE AGENT:

                         THE CHASE MANHATTAN BANK,
                         as Administrative Agent


                         By: /s/ Robert J. McArdle
                              Robert J. McArdle
                              Vice President


                         BANKS:

                         THE CHASE MANHATTAN BANK


                         By: /s/ Robert J. McArdle
                              Robert J. McArdle
                              Vice President

                         FLEET NATIONAL BANK


                         By: /s/ John C. Wright
                             Name: John C. Wright
                             Title: Vice President


                         MELLON BANK, N.A.


                         By: /s/ Edward Kloeskery
                             Name: Edward Kloeskery
                             Title: Vice President


                         BANK OF AMERICA


                         By: /s/ Thomas Blake
                             Name: Thomas Blake
                             Title: Managing Director


                         KEYBANK NATIONAL ASSOCIATION


                         By: /s/ Mark F. Wachowiak
                             Name: Mark F. Wachowiak
                         Title:Assistant Vice President

                         HSBC BANK USA


                         By: /s/ William H. Graser
                             Name: William H. Graser
                             Title: Vice President

                              SCHEDULE 1

                                Banks:

                                   Name; Notice Address;
Percentage      Commitment         LIBOR Lending Office

25.000%         $65,000,000.00     THE CHASE MANHATTAN BANK

                                   Notice Address:

                              2300 Main Place Tower
                              Buffalo, New York 14202
                              Facsimile No. (716) 843-4939
                              Telephone No. (716) 858-1418

                                   LIBOR Lending Office:

                                   Same as above.

19.230%         $50,000,000.00     FLEET NATIONAL BANK

                                   Notice Address:

                              10 Fountain Plaza, 9th Fl.
                              Buffalo, New York 14202
                              Facsimile No. (716) 847-4491
                              Telephone No. (716) 847-7332

                                   LIBOR Lending Office:

                                   Same as above.

15.385%         $40,000,000.00     MELLON BANK, N.A.

                                   Notice Addresses:

                              Two Mellon Bank Center
                              Pittsburgh, Pennsylvania 15259
                              Facsimile No. (412) 234-9010
                              Telephone No. (412) 234-1098

                                             and

                              1128 State Street
                              Erie, Pennsylvania  16501
                              Facsimile No. (814) 453-7273
                              Telephone No. (814) 453-7275

                                   LIBOR Lending Office:

                                   Same as above.

9.615%          $25,000,000.00     BANK OF AMERICA

                                   Notice Addresses:

                              Carole Greene
                              Mail Code NC1-001-15-03
                              101 North Tryon Street
                              Charlotte, NC  28255
                              Facsimile No. (704) 386-8694
                              Telephone No. (704) 386-8389

                                   with a copy to:
                              Thomas J. Kane
                              767 Fifth Avenue, 5th Floor
                              New York, New York  10153-0083
                              Facsimile No. (212) 751-6909
                              Telephone No. (212) 407-5421

                                   LIBOR Lending Office:

                              Carole Greene
                              Mail Code NC1-001-15-03
                              101 North Tryon Street
                              Charlotte, NC  28255
                              Facsimile No. (704) 386-8694
                              Telephone No. (704) 386-8389

15.385%         $40,000,000   KEYBANK NATIONAL ASSOCIATION

                                   Notice Address:

                              50 Fountain Plaza, 17th Floor
                              Buffalo, New York  14202
                              Facsimile No. (716) 847-7897
                              Telephone No. (716) 847-2314

                                   LIBOR Lending Office:

                              50 Fountain Plaza, 17th Floor
                              Buffalo, New York  14202
                              Facsimile No. (716) 847-7897
                              Telephone No. (716) 847-2314

15.385%                                 $40,000,000    HSBC
                                   BANK USA

                                   Notice Address

                              William H. Graser
                              One HSBC Center, Lobby Level
                              Buffalo, New York  14203
                              Facsimile No. (716) 841-0384
                              Telephone No. (716) 841-2556

                                   LIBOR Lending Office:

                              Same as above.

                         SCHEDULE 3.1.d


    Subsidiaries Required to Execute and Deliver Guaranties


          The following is a list of the subsidiaries of Gibraltar Steel Corporation. The names of indirectly owned subsidiaries are indented under the names of their respective parent corporations:

Gibraltar Steel Corporation of New York      New York
  Wm. R. Hubbell Steel Corporation           Illinois
  Carolina Commercial Heat Treating          Nevada

Gibraltar Strip Steel, Inc.                  Delaware

Integrated Technologies International, Ltd.  Delaware

Cleveland Pickling, Inc.                     Delaware

Gibraltar Steel Corporation of Tennessee     Tennessee

Southeastern Metals Manufacturing Company, Inc.   Florida

Solar Group, Inc.
                                                  Delaware

Appelton Supply, Inc.
                                                  Delaware

United Steel Products Company                     Minnesota

Harbor Metal Treating Co.                          Michigan

Harbor Metal Treating of Indiana, Inc.             Michigan

Rock River Heat Treating Company                   Michigan

K&W Metal Fabricators, Inc.                        Colorado

Fabritech Metal Forming Equipment LLC              Colorado

Hi-Temp Acquisition Corp.                           Delaware

                         SCHEDULE 4.11

                          Subsidiaries


          The following is a list of the subsidiaries of Gibraltar Steel Corporation. The names of indirectly owned subsidiaries are indented under the names of their respective parent corporations:

Gibraltar Steel Corporation of New York      New York
  Wm. R. Hubbell Steel Corporation           Illinois
  Carolina Commercial Heat Treating, Inc.    Nevada
  Southeastern Metals Manufacturing Company, Inc. Florida

Gibraltar Strip Steel, Inc.                  Delaware

Integrated Technologies International, Ltd.  Delaware

Cleveland Pickling, Inc.                     Delaware

Gibraltar Steel Corporation of Tennessee     Tennessee

Solar Group, Inc.                            Delaware

Appelton Supply, Inc.                        Delaware

United Steel Products Company                 Minnesota

Harbor Metal Treating Co.                     Michigan

Harbor Metal Treating of Indiana, Inc.        Michigan

Rock River Heat Treating Company              Michigan

K&W Metal Fabricators, Inc.                   Colorado

Fabritech Metal Forming Equipment LLC         Colorado

Hi-Temp Acquisition Corp.                     Delaware

                       SCHEDULE 4.15/6.2


                     Permitted Indebtedness


1.   The Borrower has a lease facility with The Chase
     Manhattan Bank in the maximum amount of One
     Million Dollars ($1,000,000.00), secured by a first Lien on the equipment leased.

2. Industrial Development Revenue Bond in the original principal amount of $8,000,000.00 held by Fleet Bank and issued for the benefit of Gibraltar
     Steel Corporation of Tennessee.

3. Indebtedness of the Company, the Borrower or any Subsidiary owing to third Persons from time to time in an aggregate principal amount not to exceed $3,000,000.00 in the aggregate at any one time.

4. The Borrower may enter into, from time to time, various interest rate swap, cap and other arrangements with one or more of the Banks not to exceed one-half of the outstanding principal amount of Advances at any one time.

5.   The Borrower enters into various foreign exchange
     Contracts offered by Chase having a maximum daily delivery risk of $1,000,000.00.

                         SCHEDULE 4.18


                     Environmental Matters



     Gibraltar Steel Corporation of New York has been identified as a potentially responsible person (PRP) at 3 sites designated as Superfund Sites by the U.S.
Environmental Protection Agency:

     1.   Brant New York Site:  Several years ago,
Gibraltar delivered waste oil for disposal to Booth Oil
Company in Brant. Booth Oil sold certain waste oil to the Wide Beach Homeowners Association for use on dirt parking lots. Allegedly, some of the oil sold by Booth contained PCBs, and the EPA undertook a clean up operation. On September 13, 1989, following the clean up, Gibraltar was served with a demand letter by the EPA seeking reimbursement of a portion of the $2,262,000.00 spent on clean up costs. On October 16, 1989, the EPA sued a number of parties in Federal Court to recover its response costs. Gibraltar was not named as a defendant. Certain parties settled with the EPA in January, 1993. To date, no action has been taken by the EPA or any defendant to name Gibraltar as a party to the litigation.

     2.   Notice of Violation from the New York State
Department of Environmental Conservation and fine of $5,000 dated August 8, 1997.

                          SCHEDULE 6.4


                             Liens

                      [Borrower to Revise]

     U.S.X. Corporation filed a financing statement with the Erie County Clerk, document #013817 on October
4, 1990, providing notice that iron and steel sheet products inventory delivered by U.S.X. Corporation under consignment and located at the Integrated
Terminals Facility operated by Integrated Technologies
International, Ltd. in Lackawanna, New York is the property of U.S.X. Corporation.

     On October 3, 1990, U.S.X. Corporation filed a financing statement with the New York Secretary of State, file No. 212373, providing the same notice as its filing with the Erie County Clerk.

     Bethlehem Steel Corp. filed a UCC-1 financing statement in the Erie County Clerk's Office, document
#001205, on January 29, 1991, providing notice that steel sheets (which may be in coil form) delivered by Bethlehem Steel Corp. and stored at Integrated
Technologies International, Ltd. facility in
Lackawanna, New York is the property of Bethlehem Steel
Corp.

     On January 28, 1991, Bethlehem Steel Corp. filed a
UCC-1 financing statement with the New York Secretary of State, providing the same notice as its filing with the Erie County Clerk's Office concerning inventory delivered by Bethlehem Steel Corp. and stored at the Lackawanna facility of Integrated Technologies
International, Ltd.

     Bethlehem Steel Corp. filed a UCC-1 financing statement, file no. 012664, with the Erie County
Clerk's on September 12, 1990, providing notice that steel sheets delivered by Bethlehem Steel Corp. to the Metals Division on Military Road in Tonawanda is the property of Bethlehem, and not of Gibraltar.

     Olin Corporation filed a UCC-1 financing statement, file no. AH 0078910 on November 9, 1992 with the Ohio Secretary of State against Gibraltar Strip
Steel, Inc. claiming an interest in "Brass Mill
Products," including sheet, strip, rod and tube inventory, owned by Olin Corporation and held for processing by Gibraltar Strip, Inc. in an aggregate amount not to exceed $300,000.00 at any one time.

     Filings by Fleet Bank of New York in Erie County
Clerk's Office on June 28, 1994, in Book 12, Page 1083,
Book 12, Page 1081 and Book 12, page 1077, covering inventory accounts, insurance covering inventory, records and rights as seller of goods and inventory.

     Comparable state filings as above filed on June
22, 1994, with the Secretary of State of New York,
Number 127964 and Number 127966 on June 22, 1994.

     Filing by Fleet Bank of New York in Erie County
Clerk's Office on June 28, 1994, in Book 12, Page 1067 covering building materials, equipment, condemnation awards, casualty insurance proceeds, and business interruption proceeds.

     AK Steel Corporation filed a financing statement with the New York Secretary of State, Document No.l
092559, on May 9, 1994, assigned to the Dai-Ichi Kangyo
Bank Limited, New York Branch as collateral agent, providing notice of its interest in inventory delivered to Gibraltar Steel, Inc. for processing, safe keeping and storage.

     Filing by EMC Corporation with New York Secretary of State on September 9, 1993, Number 192994, on
Symmetrix.

     Filing by Computer Merchants Sales, Inc. and assigned to United Jersey Bank, filed in the Erie
County Clerk's Office in Book 10, Page 5896, on
February 22, 1994, covering leased computer equipment and New York State filing number 58570, on March 28,
1994.

     Filing by Sun Financial Group, Inc., and assigned to Citizens Commercial Leasing Corporation, in Erie
County Clerk's Office in Book 10, Page 7446, on April
11, 1996, covering leased computer equipment.

     Filing by Xerox Corporation with the New York
Secretary of State, No. 160845 on August 3, 1992, covering leased printer.

     Filings by Sun Financial Group, Inc. with New York
Secretary of State, covering various computer equipment: No. 167623, on August 5, 1993; No. 211105 on October 5, 1993; and Number 064434 on April 4, 1994, assigned by Citizens Commercial Leasing Corporation.

     Filing by IBM with Florida Secretary of State.

     Permitted Encumbrances shall also include each of the following:

          (a)  Security Interests which were granted
prior to the date hereof and which were disclosed herein;

          (b)  liens for taxes, assessments, or other
governmental charges or levies to the extent that payment thereof shall not at the time be required to be made in accordance with the provisions of Section 5.5;

          (c)  liens of carriers, warehousemen,
mechanics, materialmen and landlords incurred in the ordinary course of business for sums not overdue or being contested in good faith by appropriate proceedings and for which appropriate reserves with respect thereto have been established and maintained by the Company on a consolidated basis in accordance with GAAP;

          (d) liens incurred in the ordinary course of business in connection with workers' compensation, unemployment insurance, or other forms of governmental insurance or benefits, or to secure performance of tenders, statutory obligations, leases, and contracts
(other than for borrowed money) entered into in the ordinary course of business or to secure obligations on surety or appeal bonds;

          (e)  easements, rights-of-way, zoning and
similar restrictions and other similar encumbrances or title defects which, in the aggregate, are not substantial in amount, and which do not in any case materially detract from the value of the property subject thereto or interfere with the ordinary conduct of the business of the Company or its Subsidiaries; and

          (f)  judgment liens securing amounts not in
excess of $250,000.00 in existence less than 30 days after the entry thereof or with respect to which execution has been stayed or with respect to which the appropriate insurance carrier has agreed in writing that there is full coverage by insurance.

                           EXHIBIT A


          COMPLIANCE CERTIFICATE - FINANCIAL COVENANTS

          GIBRALTAR STEEL CORPORATION OF NEW YORK
("Borrower") and GIBRALTAR STEEL CORPORATION
("Company") hereby certify to THE CHASE MANHATTAN BANK, as administrative agent ("Administrative Agent") for the Banks (as such term is defined in the Second
Amended and Restated Credit Agreement among the
Borrower, the Company, the Administrative Agent and the Banks dated as of August 16, 1999 ("Agreement")) and to each of the Banks that:

          1.   Capitalized terms not defined herein
shall have the meanings set forth in the Agreement.

          2. The applicable date for all calculations made in this Compliance Certificate is __________________. ("Measurement Date").

          3.   The computations, ratios and
calculations set forth below, all of which are calculated as of the Measurement Date, are true and correct:

          (a)  Quarterly Test:

               (i)  Consolidated Net Worth
                    as of end of any
                    fiscal quarter      $

              (ii)  Cumulative Net Income
                    (from 6/30/97) times
                    50% plus $120,000,000 = $

             (iii)  (i) minus (ii) =    $


          (b)       (i)  Funded Debt         $

              (ii)  Earnings before
                    Interest and Taxes plus
                    depreciation and
                    amortization =                     $

             (iii)  Ratio of (i) to (ii) =         to 1


          (c)       (i)  Consolidated Earnings
                    Before Taxes and Interest
                    plus depreciation
                    for the four fiscal
                    quarters ended ______ =  $

              (ii)  Interest payable
                    on Consolidated
                    Total Liabilities
                    for same period =        $

             (iii)  Ratio of (i) to (ii) =         to 1


          (d)       (i)  Current Assets        =  $

              (ii)  Current Liabilities   =  $

             (iii)  Ratio of (i) to (ii)  =        to 1


          (e)  Leverage Test I

               (i)  Indebtedness of the
                    Company on a
                    Consolidated basis     =  $

              (ii)  Consolidated Earnings
                    Before Taxes, Interest,
                    Depreciation and
                    Amortization           =  $

             (iii)  Capital Expenditures
                    not funded with proceeds
                    of the Revolving Credit
                    as listed on a Schedule
                    attached hereto
                    (excluding Capital
                    Expenditures made in
                    connection with
                    permitted acquisitions)=  $

              (iv)  (ii) less (iii)        =  $

               (v)  Ratio of (i) to (iv)  =     to


          WITNESS the signature of a duly  authorized
officer of the Borrower and the Company on            .


                         Borrower:
               GIBRALTAR STEEL CORPORATION OF NEW YORK

                         By:___________________________
                         Name: ________________________
                         Title:________________________

                         Company:

                         GIBRALTAR STEEL CORPORATION


                         By:___________________________
                         Name: ________________________
                         Title:________________________

                           EXHIBIT B

                COMPLIANCE CERTIFICATE - GENERAL

         GIBRALTAR STEEL CORPORATION OF NEW YORK
("Borrower") and GIBRALTAR STEEL CORPORATION
("Company") hereby certify to THE CHASE MANHATTAN BANK as agent ("Administrative Agent") for the Banks (as such term is defined in the Second Amended and Restated
Credit Agreement among the Borrower, the Company, the Administrative Agent and the Banks dated as of August
16, 1999 ("Agreement")), and to each of the Banks that:

         1.    Capitalized terms not defined herein
shall have the meanings set forth in the Agreement.

         2     The Borrower and the Company have
complied with all the terms, covenants and conditions to be performed or observed by them contained in the Agreement and the Guaranties to which they are a party.

         3.    There exists no Default nor Event of
Default on the date hereof or, if applicable, after giving effect to the Letter of Credit issued or the Advances made on the date hereof.

         4.    The representations and warranties
contained in the Agreement or in any certificate, document or financial or other statement furnished at any time thereunder are true, correct and complete in all material respects with the same effect as though such representations and warranties had been made on the date hereof, except to the extent that any such representation and warranty relates solely to an earlier date (in which case such representation and warranty shall be true, correct and complete on and as of such earlier date).

          WITNESS the signature of a duly authorized
officer of the Borrower and the Company on            .

                         BORROWER:

               GIBRALTAR STEEL CORPORATION OF NEW YORK

                         By:

                         Name:
                         Title:

                         COMPANY:

                         GIBRALTAR STEEL CORPORATION

                         By:

                         Name:
                         Title:

                           EXHIBIT C
                          REPLACEMENT
                         REVOLVING NOTE

$                                               Buffalo, New York

                                             __________



          FOR VALUE RECEIVED, the undersigned,
GIBRALTAR STEEL CORPORATION OF NEW YORK ("Borrower"), hereby unconditionally promises to pay on the Termination Date (as defined in the Credit Agreement hereinafter referred to) to the order of , the principal sum equal to the lesser of (a) or (b) the aggregate unpaid principal amount of all Advances [and Swingloans made by The Chase Manhattan
Bank ("Bank")] to the Borrower pursuant to the Second
Amended and Restated Credit Agreement, dated as of August 16, 1999 among the Borrower, Gibraltar Steel
Corporation, The Chase Manhattan Bank as Administrative
Agent ("Administrative Agent") and the various financial institutions named as Banks therein
(including the Bank), as the same may from time to time be amended, supplemented or otherwise modified ("Credit
Agreement"), together with interest at the rate and on the terms as specified herein. All capitalized terms used in this Revolving Note and not otherwise defined shall have the meanings set forth in the Credit
Agreement.

          This Revolving Note shall bear interest at the rates and on the dates determined in accordance with Section 2.4 of the Credit Agreement.

          Payments of both principal and interest are to be made in lawful money of the United States of America in immediately available funds at Administrative Agent's Office.

          Each entry on the Schedule attached hereto
(and any continuation thereof) shall be prima facie evidence of the facts so set forth. No failure by the Bank to make, and no error by the Bank in making, any inscription on the Schedule shall affect the Borrower's obligation to repay the full principal amount of the Advances and the Swingloans made by the Bank to the Borrower or the Borrower's obligation to pay interest thereon at the agreed upon rate. The Bank is authorized to inscribe the date of the making of each Advance or Swingloan or conversion of any portion of this Note to a LIBOR Loan, the date of the continuation of any Base Rate Loan, the amount of each Advance or Swingloan, its character as a Base Rate Loan or a LIBOR
Loan, the dates on which each LIBOR Period shall begin and end, each payment of principal and the aggregate unpaid balance of this Note, on the schedule annexed hereto and constituting a part hereof, or on a continuation thereof which shall be attached hereto and made a part hereof.

          No failure by the Bank to exercise, and no delay in exercising, any right or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise by the Administrative Agent or the Bank of any right or power hereunder preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Bank, or of the Administrative Agent for the benefit of the Bank, as herein specified are cumulative and not exclusive of any other rights or remedies, including those set forth in the Credit Agreement and the Guaranties.

          Upon the happening of one or more Events of Default as described in Section 7.1 of the Credit
Agreement, this Revolving Note may be accelerated in accordance with Section 7.2 of the Credit Agreement.

          The Borrower hereby waives diligence,
presentment, protest and demand, and also notice of protest, demand, dishonor and nonpayment of this Revolving Note.

          This Revolving Note is one of the Revolving
Note referred to in the Credit Agreement, to which reference is hereby made with respect to prepayment and rights of acceleration of the principal hereof on the occurrence of certain events.

          This Revolving Note shall be construed under, and governed by, the laws of the State of New York, without regard to its conflict of laws rules which would make the laws of another jurisdiction applicable.


               GIBRALTAR STEEL CORPORATION OF NEW YORK


    [Seal]               By:

                            SCHEDULE

                            ADVANCES



                     BASIS OF
                     INTEREST
                       RATE
                      (BASE               AMOUNT OF
  DATE     AMOUNT    RATE OR     LIBOR    PRINCIPAL  AGGREGATE   NOTATION
ADVANCE      OF       LIBOR      PERIOD    PAID OR     UNPAID     MADE BY
  MADE    ADVANCE     RATE)      DATES     PREPAID   PRINCIPAL   AND DATE

                  SCHEDULE FOR CHASE NOTE ONLY

                           SWINGLOANS


  DATE ADVANCE          AMOUNT                            NOTATION
      MADE                OF             INTEREST          MADE BY
                       SWINGLOAN           RATE           AND DATE





















































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